                                                                   EXHIBIT 10(a)


--------------------------------------------------------------------------------

                                CREDIT AGREEMENT

                          Dated as of December 21, 2001

                                      among

                            TITAN DISTRIBUTION, INC.,
                           TITAN INTERNATIONAL, INC.,
                          TITAN INVESTMENT CORPORATION,
                             TITAN TIRE CORPORATION,
                       TITAN TIRE CORPORATION OF NATCHEZ,
                        TITAN TIRE CORPORATION OF TEXAS,
                      TITAN WHEEL CORPORATION OF ILLINOIS,
                        TITAN WHEEL CORPORATION OF IOWA,
                 TITAN WHEEL CORPORATION OF SOUTH CAROLINA, and
                       TITAN WHEEL CORPORATION OF VIRGINIA

                                  as Borrowers,

                   THE OTHER CREDIT PARTIES SIGNATORY HERETO,

                               as Credit Parties,

                 THE LENDERS SIGNATORY HERETO FROM TIME TO TIME,

                                   as Lenders,

                                       and

                      GENERAL ELECTRIC CAPITAL CORPORATION,

                               as Agent and Lender

================================================================================

--------------------------------------------------------------------------------

                                TABLE OF CONTENTS

                                                                                                                Page
                                                                                                                ----


1.  AMOUNT AND TERMS OF CREDIT....................................................................................2

   1.1  Credit Facilities.........................................................................................2
   1.2  Intentionally Omitted.....................................................................................3
   1.3  Prepayments...............................................................................................3
   1.4  Use of Proceeds...........................................................................................5
   1.5  Interest and Applicable Margins...........................................................................5
   1.6  Intentionally omitted.....................................................................................7
   1.7  Intentionally omitted.....................................................................................7
   1.8  Cash Management Systems...................................................................................7
   1.9  Fees......................................................................................................7
   1.10  Receipt of Payments......................................................................................8
   1.11  Application and Allocation of Payments...................................................................8
   1.12  Loan Account and Accounting..............................................................................8
   1.13  Indemnity................................................................................................9
   1.14  Access...................................................................................................9
   1.15  Taxes...................................................................................................10
   1.16  Capital Adequacy; Increased Costs; Illegality...........................................................11
   1.17  Single Loan.............................................................................................12

2.  CONDITIONS PRECEDENT.........................................................................................12

   2.1  Conditions to the Initial Loans..........................................................................12
   2.2  Further Conditions to Each Loan..........................................................................13

3.  REPRESENTATIONS AND WARRANTIES...............................................................................14

   3.1  Corporate Existence; Compliance with Law.................................................................14
   3.2  Executive Offices; FEIN; State Organizational Number; Legal Name.........................................14
   3.3  Corporate Power, Authorization, Enforceable Obligations..................................................14
   3.4  Financial Statements and Projections.....................................................................15
   3.5  Material Adverse Effect..................................................................................16
   3.6  Ownership of Property; Liens.............................................................................16
   3.7  Labor Matters............................................................................................17
   3.8  Ventures, Subsidiaries and Affiliates; Outstanding Stock and Indebtedness................................17
   3.9  Government Regulation....................................................................................17
   3.10  Margin Regulations......................................................................................17
   3.11  Taxes...................................................................................................18
   3.12  ERISA...................................................................................................18
   3.13  No Litigation...........................................................................................19
   3.14  Brokers.................................................................................................19
   3.15  Intellectual Property...................................................................................19



   3.16  Full Disclosure.........................................................................................19
   3.17  Environmental Matters...................................................................................19
   3.18  Insurance...............................................................................................20
   3.19  Deposit and Disbursement Accounts.......................................................................20
   3.20  Government Contracts....................................................................................20
   3.21  Customer and Trade Relations............................................................................20
   3.22  Agreements and Other Documents..........................................................................20
   3.23  Solvency................................................................................................21
   3.24  Subordinated Debt.......................................................................................21

4.  FINANCIAL STATEMENTS AND INFORMATION.........................................................................21

   4.1  Reports and Notices......................................................................................21

5.  AFFIRMATIVE COVENANTS........................................................................................22

   5.1  Maintenance of Existence and Conduct of Business.........................................................22
   5.2  Payment of Obligations...................................................................................22
   5.3  Books and Records........................................................................................23
   5.4  Insurance; Damage to or Destruction of Collateral........................................................23
   5.5  Compliance with Laws.....................................................................................25
   5.6  Supplemental Disclosure..................................................................................25
   5.7  Intellectual Property....................................................................................25
   5.8  Environmental Matters....................................................................................25
   5.9  Landlords' Agreements, Mortgagee Agreements and Bailee Letters...........................................26
   5.10  Further Assurances......................................................................................26

6.  NEGATIVE COVENANTS...........................................................................................27

   6.1  Mergers, Subsidiaries, Etc...............................................................................27
   6.2  Investments; Loans and Advances..........................................................................27
   6.3  Indebtedness.............................................................................................28
   6.4  Employee Loans and Affiliate Transactions................................................................29
   6.5  Capital Structure and Business...........................................................................29
   6.6  Guaranteed Indebtedness..................................................................................30
   6.7  Liens....................................................................................................30
   6.8  Sale of Stock and Assets.................................................................................30
   6.9  ERISA....................................................................................................31
   6.10  Financial Covenants.....................................................................................31
   6.12  Sale-Leasebacks.........................................................................................31
   6.13  Cancellation of Indebtedness............................................................................31
   6.14  Restricted Payments.....................................................................................31
   6.15  Change of Corporate Name or Location; Change of Fiscal Year.............................................31
   6.16  No Impairment of Intercompany Transfers.................................................................32
   6.17  No Speculative Transactions.............................................................................32
   6.18  Leases..................................................................................................32
   6.19  Changes Relating to Subordinated Debt...................................................................32
   6.20  Credit Parties Other than Borrowers.....................................................................32




7.  TERM.........................................................................................................32

   7.1  Termination..............................................................................................32
   7.2  Survival of Obligations Upon Termination of Financing Arrangements.......................................33

8.  EVENTS OF DEFAULT: RIGHTS AND REMEDIES.......................................................................33

   8.1  Events of Default........................................................................................33
   8.2  Remedies.................................................................................................35
   8.3  Waivers by Credit Parties................................................................................36

9.  ASSIGNMENT AND PARTICIPATIONS; APPOINTMENT OF AGENT..........................................................36

   9.1  Assignment and Participations............................................................................36
   9.2  Appointment of Agent and Revolving Credit Agent..........................................................38
   9.3  Agent's Reliance, Etc....................................................................................38
   9.4  GE Capital and Affiliates................................................................................39
   9.5  Lender Credit Decision...................................................................................39
   9.6  Indemnification..........................................................................................39
   9.7  Successor Agent..........................................................................................40
   9.8  Setoff and Sharing of Payments...........................................................................40
   9.9  Advances; Payments; Non-Funding Lenders; Information; Actions in Concert.................................41

10.  SUCCESSORS AND ASSIGNS......................................................................................42

   10.1  Successors and Assigns..................................................................................42

11.  MISCELLANEOUS...............................................................................................42

   11.1  Complete Agreement; Modification of Agreement...........................................................42
   11.2  Amendments and Waivers..................................................................................42
   11.3  Fees and Expenses.......................................................................................44
   11.4  No Waiver...............................................................................................45
   11.5  Remedies................................................................................................45
   11.6  Severability............................................................................................45
   11.7  Conflict of Terms.......................................................................................46
   11.8  Confidentiality.........................................................................................46
   11.9  GOVERNING LAW...........................................................................................46
   11.10  Notices................................................................................................47
   11.11  Section Titles.........................................................................................47
   11.12  Counterparts...........................................................................................47
   11.13  WAIVER OF JURY TRIAL...................................................................................48
   11.14  Press Releases.........................................................................................48
   11.15  Reinstatement..........................................................................................48
   11.16  Advice of Counsel......................................................................................48
   11.17  No Strict Construction.................................................................................49

12.  CROSS-GUARANTY..............................................................................................49

   12.1  Cross-Guaranty..........................................................................................49




   12.2  Waivers by Borrowers....................................................................................49
   12.3  Benefit of Guaranty.....................................................................................50
   12.4  Subordination of Subrogation, Etc.......................................................................50
   12.5  Election of Remedies....................................................................................50
   12.6  Limitation..............................................................................................50
   12.7  Contribution with Respect to Guaranty Obligations.......................................................51
   12.8  Liability Cumulative....................................................................................52
   12.9  Subordination...........................................................................................52



                  CREDIT AGREEMENT, dated as of December 21, 2001 among TITAN DISTRIBUTION, INC., an Illinois corporation ("Distribution"), TITAN INTERNATIONAL, INC., an Illinois corporation ("International"), TITAN INVESTMENT CORPORATION, an Illinois corporation ("Investment"), TITAN TIRE CORPORATION, an Illinois corporation ("TTC"), TITAN TIRE CORPORATION OF NATCHEZ, a Mississippi corporation ("TTC of Natchez"), TITAN TIRE CORPORATION OF TEXAS, a Texas corporation ("TTC of Texas"), TITAN WHEEL CORPORATION OF ILLINOIS, an Illinois corporation ("TWC of Illinois"), TITAN WHEEL CORPORATION OF IOWA, an Iowa corporation ("TWC of Iowa"), TITAN WHEEL CORPORATION OF SOUTH CAROLINA, a South Carolina corporation ("TWC of South Carolina"), and TITAN WHEEL CORPORATION OF VIRGINIA, a Virginia corporation ("TWC of Virginia"; Distribution, International, Investment, TTC, TTC of Natchez, TTC of Texas, TWC of Illinois, TWC of Iowa, TWC of South Carolina and TWC of Virginia, are sometimes collectively referred to herein as the "Borrowers" and individually as a "Borrower"); the other Credit Parties signatory hereto; GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation (in its individual capacity, "GE Capital"), for itself, as Lender, and as Agent for Lenders, and the other Lenders signatory hereto from time to time.


                                    RECITALS


         WHEREAS, Borrowers desire that Lenders extend term credit facilities to Borrowers of up to Ninety Nine Million Dollars ($99,000,000) in the aggregate for the purpose of refinancing certain indebtedness of Borrowers and to provide
(a) working capital financing for Borrowers, and (b) funds for other general corporate purposes of Borrowers; and for these purposes, Lenders are willing to make certain loans and other extensions of credit to Borrowers of up to such amount upon the terms and conditions set forth herein; and

         WHEREAS, Borrowers desire to secure all of their obligations under the Loan Documents by granting to Agent, for the benefit of Agent and Lenders, a security interest in and lien upon all of their existing and after-acquired personal and real property; and

         WHEREAS, capitalized terms used in this Agreement shall have the meanings ascribed to them in Annex A. All Annexes, Disclosure Schedules, Exhibits and other attachments (collectively, "Appendices") hereto, or expressly identified to this Agreement, are incorporated herein by reference, and taken together, shall constitute but a single agreement. These Recitals shall be construed as part of the Agreement.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and for other good and valuable consideration, the parties hereto agree as follows:

1. AMOUNT AND TERMS OF CREDIT

         1.1. Credit Facilities.


                  (a) Intentionally omitted.


                  (b) Term Loan.

                           (i) Subject to the terms and conditions hereof, each Term Lender, by its acceptance hereof, severally agrees to make a term loan on the Closing Date to Borrowers (the "Term Loan") in the original principal amount of its Term Loan Commitment. The obligations of each Term Lender hereunder shall be several and not joint. Each such Term Loan shall be evidenced by promissory notes substantially in the form of Exhibit 1.1(b)(i) (each a "Term Note" and collectively the "Term Notes"), and Borrowers shall execute and deliver the Term Notes to the applicable Term Lenders. The Term Notes shall represent the obligation of Borrowers to pay the amount of the applicable Term Lender's Term Loan Commitment to Borrowers, together with interest thereon as prescribed in Section 1.5. The Loans from all of Lenders shall be made concurrently and in a single drawing on the Closing Date.

                           (ii) Borrowers shall pay the principal amount of the Term Notes in twenty (20) consecutive quarterly installments on the first day of January, April, July and October of each year, commencing April 1, 2002, as follows:


                                Payment Date              Installment Amount
                                ------------              ------------------

                           April 1, 2002                         $825,000
                           July 1, 2002                          $825,000
                           October 1, 2002                       $825,000
                           January 1, 2003                       $825,000
                           April 1, 2003                        $1,650,000
                           July 1, 2003                         $1,650,000
                           October 1, 2003                      $1,650,000
                           January 1, 2004                      $1,650,000
                           April 1, 2004                        $2,475,000
                           July 1, 2004                         $2,475,000
                           October 1, 2004                      $2,475,000
                           January 1, 2005                      $2,475,000
                           April 1, 2005                        $3,300,000
                           July 1, 2005                         $3,300,000
                           October 1, 2005                      $3,300,000
                           January 1, 2006                      $3,300,000
                           April 1, 2006                        $4,125,000
                           July 1, 2006                         $4,125,000
                           October 1, 2006                      $4,125,000
                           December 20, 2006                   $53,625,000


                           (iii) Notwithstanding the foregoing, the aggregate outstanding principal balance of the Term Notes shall be due and payable in full in immediately available funds on the Commitment Termination Date, if not sooner paid in full.

                           (iv) Each payment of principal with respect to the Term Notes shall be paid to Agent for the ratable benefit of each Term Lender, ratably in proportion to each such Term Lender's respective Term Loan Commitment. Any payment by Borrowers to Agent for the account of Lenders in accordance with the terms hereof shall be applied to the Obligations as set forth herein.

                  (c) Intentionally Omitted.


                  (d) Reliance on Notices; Appointment of Borrower Representative. Agent shall be entitled to rely upon, and shall be fully protected in relying upon, any notice believed by Agent to be genuine. Agent may assume that each Person executing and delivering such a notice was duly authorized, unless the responsible individual acting thereon for Agent has actual knowledge to the contrary. Each Borrower hereby designates International as its representative and agent on its behalf for the purposes of giving instructions with respect to the disbursement of the proceeds of the Loans and giving and receiving all other notices and consents hereunder or under any of the other Loan Documents and taking all other actions (including in respect of compliance with covenants) on behalf of any Borrower or Borrowers under the Loan Documents. Borrower Representative hereby accepts such appointment. Agent and each Lender may regard any notice or other communication pursuant to any Loan Document from Borrower Representative as a notice or communication from all Borrowers and may give any notice or communication required or permitted to be given to any Borrower or Borrowers hereunder to Borrower Representative on behalf of such Borrower or Borrowers. Each Borrower agrees that each notice, election, representation and warranty, covenant, agreement and undertaking made on its behalf by Borrower Representative shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made directly by such Borrower.

         1.2. Intentionally Omitted.

         1.3. Prepayments.


                  (a) Voluntary Prepayments. Borrowers may at any time on at least five (5) days' prior written notice by Borrower Representative to Agent voluntarily prepay all or part of the Term Loan; provided that (x) any such prepayments shall be in a minimum amount of $500,000 and integral multiples of $250,000 in excess of such amount, and (y) any such prepayment shall be made only on the first day of a calendar month. Any such voluntary prepayment of the Term Loan which exceeds, in any Fiscal Year, an amount equal to the aggregate amount of the scheduled principal payments on the Term Loan due during such Fiscal Year must be accompanied by the payment of the fee required by Section 1.9(c), if any. Any partial prepayments of the Term Loan shall be applied to prepay the scheduled installments of the Term Loan in inverse order of maturity.

         (b) Mandatory Prepayments.


                           (i) Intentionally omitted.

                           (ii) Except as set forth in clause (b)(v) below, immediately upon receipt by any Credit Party of proceeds of any asset disposition (including condemnation proceeds, but excluding proceeds of asset dispositions permitted by Section 6.8(a) and (b), and Section 6.8(c) to the extent that such disposition takes place before July 1,
         2002) or any sale of Stock of any Subsidiary of any Credit Party, Borrowers shall prepay the Loans in an amount equal to all such proceeds, net of (A) commissions and other reasonable and customary transaction costs, fees and expenses properly attributable to such transaction and payable by Borrowers in connection therewith (in each case, paid to non-Affiliates), (B) transfer taxes, (C) amounts payable to holders of senior Liens (to the extent such Liens constitute Permitted Encumbrances hereunder), if any, and (D) an appropriate reserve for income taxes in accordance with GAAP in connection therewith (the "Net Proceeds). The Credit Parties are not required to make any mandatory prepayment of the Loans with respect to an asset disposition authorized by Section 6.8(a). To the extent that any Credit Party makes any disposition of assets permitted by Section 6.8(c) prior to July 1, 2002, such Credit Party shall prepay the Loans in an amount equal to the first $9,000,000 of Net Proceeds realized in connection with such disposition. Any such prepayment shall be applied in accordance with clause (c) below.


                           (iii) Except as set forth in clause (b)(v) below, if any Borrower sells or issues any Stock or issues any Indebtedness (other than the Obligations), no later than the Business Day following the date of receipt of the cash proceeds thereof, the selling or issuing Borrower shall prepay the Loans in an amount equal to all Net Proceeds thereof. Any such prepayment shall be applied in accordance with clause (c) below.

                           (iv) Immediately upon receipt by any Credit Party of cash proceeds of any asset disposition permitted by Section 6.8(b), Borrowers shall prepay the Loans in an amount equal to the Orderly Liquidation Value of all such assets disposed multiplied by .963.

                           (v) If any Credit Party sells the stock of any Foreign Subsidiary, no later than the Business Day following the date of receipt of the cash proceeds thereof, the selling Credit Party shall prepay the Loans in an amount equal to fifty percent (50%) of the amount equal to all Net Proceeds thereof.

                  (c) Application of Certain Mandatory Prepayments. Any prepayments made by any Credit Party pursuant to clauses (b)(ii),
         (b)(iii), (b)(iv) or (b)(v) above shall be applied as follows: first, to Prepayment Fees, other Fees and reimbursable expenses of Agent then due and payable pursuant to any of the Loan Documents; second, to interest then due and payable on the Term Loan; and last, to prepay the scheduled installments of the Term Loan in inverse order of maturity (provided that, any prepayment made pursuant to the penultimate sentence of Section 1.3(b)(ii) shall be applied to all remaining scheduled installments of the Term Loan on a pro rata basis), until such Loan shall have been prepaid in full.

                  (d) Application of Prepayments from Insurance Proceeds. Prepayments from insurance proceeds in accordance with Section 5.4(c) shall be applied to all remaining scheduled installments of the Term Loan on a pro rata basis.

                  (e) Nothing in this Section 1.3 shall be construed to constitute Agent's or any Lender's consent to any transaction referred to in clauses (b)(ii), (b)(iii), (b)(iv)or (b)(v) above which is not permitted by other provisions of this Agreement or the other Loan Documents.

         1.4. Use of Proceeds. Borrowers shall utilize the proceeds of the Term Loan solely for the Refinancing (and to pay any related transaction expenses) and for the financing of Borrowers' ordinary working capital and general corporate needs (but excluding in any event the making of any Restricted Payment not specifically permitted by Section 6.14). Disclosure Schedule (1.4) contains a description of Borrowers' sources and uses of funds as of the Closing Date, including Loans to be made or incurred on that date, and a funds flow memorandum detailing how funds from each source are to be transferred to particular uses. To the extent that Borrowers use the proceeds of the Loans to purchase Collateral, Borrowers' repayment of the Loans shall apply on a "first in, first out" basis so that the portion of the Loans used to purchase a particular item of Collateral shall be paid in the chronological order that Borrowers purchased the Collateral.

         1.5. Interest and Applicable Margins.


                  (a) Borrowers shall pay interest to Agent for the ratable benefit of Lenders on the outstanding principal balance on the Term Notes, in arrears on each applicable Interest Payment Date, commencing January 1, 2002, at the applicable LIBOR Rate plus the Applicable LIBOR Margin per annum. Through December 31, 2002, the Applicable LIBOR Margin will be 4.50%. From January 1, 2003 through the Termination Date the Applicable LIBOR Margin shall be determined according to the following grid:


                         APPLICABLE LIBOR                                  TRAILING 12 MONTH
                              MARGIN                                             EBITDA
         -------------------------------------------------- -------------------------------------------------

                               4.50%                                          <$25,000,000
                               4.25%                                > $25,000,000 and < $35,000,000
                                                                    -                 -
                               4.00%                                          >$35,000,000


         All adjustments, if any, in the Applicable LIBOR Margin beginning January 1, 2003 and thereafter, will be implemented quarterly on a prospective basis, for each calendar month thereafter until again readjusted based upon the EBITDA for the four (4) immediate calendar quarters just ended, commencing at least five (5) days after the date of delivery to Agent of the quarterly unaudited or annual audited (as applicable) Financial Statements of Borrowers evidencing the need for an adjustment with such new Applicable LIBOR Margin to continue in effect until the effectiveness of the next redetermination thereof. Concurrently with the delivery of those Financial Statements, Borrower Representative shall deliver to Agent a certificate, signed by its Financial Officer, setting forth in reasonable detail the basis for the continuance of, or any change in, the Applicable LIBOR Margin. Failure to timely deliver such Financial Statements shall, in addition to any other remedy provided for in this Agreement, result in an increase in the Applicable LIBOR Margin to the highest level set forth in the foregoing grid, until the first day of the first calendar month following the delivery of those Financial Statements demonstrating that such an increase is not required. If a Default or Event of Default shall have occurred or be continuing at the time any reduction in the Applicable LIBOR Margin is to be implemented, that reduction shall be deferred until the date such Default or Event of Default is waived or cured.

                  (b) If any payment on any Loan becomes due and payable on a day other than a Business Day, the maturity thereof will be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

                  (c) All computations of Fees calculated on a per annum basis and interest shall be made by Agent on the basis of a three hundred sixty (360) day year, in each case for the actual number of days occurring in the period for which such interest and Fees are payable. Each determination by Agent of an interest rate and Fees hereunder shall be conclusive, absent manifest error. Agent shall use reasonable efforts to notify Borrower Representative by mail or facsimile of the amount and calculation of each interest payment at least three (3) days prior to the applicable Interest Payment Date, but in no event shall such notification be a condition to Borrowers' obligation to make any payment hereunder.

                  (d) So long as an Event of Default shall have occurred and be continuing under Section 8.1(a), (h) or (i) or so long as any other Default or Event of Default shall have occurred and be continuing and at the election of Agent (or upon the written request of Requisite Lenders) confirmed by written notice from Agent to Borrower Representative, the interest rates applicable to the Loans shall be increased by two percent (2%) per annum above the rates of interest otherwise applicable hereunder ("Default Rate"), and all outstanding Obligations shall bear interest at the Default Rate applicable to such Obligations. Interest at the Default Rate shall accrue from the initial date of such Default or Event of Default until that Default or Event of Default is cured or waived and shall be payable upon demand.

                  (e) Notwithstanding anything to the contrary set forth in this
         Section 1.5, if a court of competent jurisdiction determines in a final order that the rate of interest payable hereunder exceeds the highest rate of interest permissible under law (the "Maximum Lawful Rate"), then so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable hereunder shall be equal to the Maximum Lawful Rate; provided, however, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, Borrowers shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Agent, on behalf of Lenders, is equal to the total interest which would have been received had the interest rate payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Closing Date as otherwise provided in this Agreement. Thereafter, interest hereunder shall be paid at the rate(s) of interest and in the manner provided in

         Sections 1.5(a) through (d) above, unless and until the rate of interest again exceeds the Maximum Lawful Rate, and at that time this paragraph shall again apply. If, prior to the entry of such final order, Borrowers shall pay any interest in excess of such Maximum Lawful Rate, then the excess of such payment over the Maximum Lawful Rate shall be applied by Agent to reduce the outstanding principal balance of the Loans without any prepayment premium or penalty. In no event shall the total interest received by any Lender pursuant to the terms hereof exceed the amount which such Lender could lawfully have received had the interest due hereunder been calculated for the full term hereof at the Maximum Lawful Rate. If the Maximum Lawful Rate is calculated pursuant to this paragraph, such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made. If, notwithstanding the provisions of this Section 1.5(e), a court of competent jurisdiction shall finally determine that a Lender has received interest hereunder in excess of the Maximum Lawful Rate, Agent shall, to the extent permitted by applicable law, promptly apply such excess in the order specified in Section 1.11 and thereafter shall refund any excess to Borrowers or as a court of competent jurisdiction may otherwise order.

         1.6. Intentionally omitted.


         1.7. Intentionally omitted.


         1.8. Cash Management Systems. On or prior to the Closing Date, Borrowers will establish and will maintain until the Termination Date, the cash management systems described on Annex C (the "Cash Management Systems").


         1.9. Fees.


                  (a) Borrowers shall pay to GE Capital, individually, the Fees specified in that certain fee letter of even date herewith among Borrowers and GE Capital (the "GE Capital Fee Letter"), at the times specified for payment therein.

                  (b) Intentionally omitted.

                  (c) Except as set forth in Section 1.3(a), if Borrowers prepay all or any portion of the Term Loan prior to the third anniversary of the Closing Date, whether voluntarily or involuntarily and whether before or after acceleration of the Obligations, Borrowers shall pay to Agent, for the benefit of Lenders as liquidated damages and compensation for the costs of making funds available hereunder an amount determined by multiplying the Applicable Percentage (as defined below) by the principal amount of the Term Loan prepaid over and above that amount permitted to be prepaid without penalty under Section 1.3(a). As used herein, the term "Applicable Percentage" shall mean (x) three percent (3%), in the case of a prepayment on or prior to the first anniversary of the Closing Date, (y) two percent (2%), in the case of a prepayment after the first anniversary of the Closing Date but on or prior to the second anniversary of the Closing Date, and (z) one percent (1%), in the case of a prepayment after the second anniversary of the Closing Date but on or prior to the third anniversary of the Closing Date. Notwithstanding the foregoing, no prepayment fee shall be payable by Borrowers under this Section 1.9(c) upon any prepayment made after the third anniversary of the Closing Date or upon a mandatory prepayment made pursuant to Sections 1.3(b) (except for a mandatory prepayment arising out of the issuance of Indebtedness used to refinance the Obligations), 1.3(d) or 1.16(c); provided that in the case of prepayments made pursuant to Section 1.3(b)(ii), (b)(iii) or (b)(iv) the transaction giving rise to the applicable prepayment is expressly permitted under Section 6. In addition to the foregoing, no prepayment fee shall be payable with respect to any additional payment made by any Credit Party at the time of making a mandatory prepayment pursuant to Section 1.3(b)(v) in an amount not exceeding the amount of such mandatory prepayment so long as any such additional payment does not pay the Loans in full.

         1.10. Receipt of Payments. Borrowers shall make each payment under this Agreement not later than 2:00 p.m. (New York time) on the day when due in immediately available funds in Dollars to the Collection Account. For purposes of computing interest as of any date, all payments shall be deemed received on the day of receipt of immediately available funds therefor in the Collection Account prior to 2:00 p.m. New York time. Payments received after 2:00 p.m. New York time on any Business Day shall be deemed to have been received on the following Business Day.

         1.11. Application and Allocation of Payments. So long as no Default or Event of Default shall have occurred and be continuing, (i) payments matching specific scheduled payments then due shall be applied to those scheduled payments; (ii) voluntary prepayments shall be applied as determined by Borrower Representative, subject to the provisions of Section 1.3(a); and (iii) mandatory prepayments shall be applied as set forth in Sections 1.3(c) and 1.3(d). All payments and prepayments applied to a particular Loan shall be applied ratably to the portion thereof held by each Lender as determined by its Pro Rata Share. As to each other payment, and as to all payments made when a Default or Event of Default shall have occurred and be continuing or following the Commitment Termination Date, each Borrower hereby irrevocably waives the right to direct the application of any and all payments received from or on behalf of such Borrower, and each Borrower hereby irrevocably agrees that Agent shall have the continuing exclusive right to apply any and all such payments against the Obligations of Borrowers as Agent may deem advisable notwithstanding any previous entry by Agent in the Loan Account or any other books and records. In the absence of a specific determination by Agent with respect thereto, payments shall be applied to amounts then due and payable in the following order: (1) to Fees and Agent's expenses reimbursable hereunder; (2) to interest on the Loans, ratably in proportion to the interest accrued as to each Loan; (3) to principal payments on the Loans ratably to the aggregate, combined principal balance of the Loans; and (4) to all other Obligations including expenses of Lenders to the extent reimbursable under Section 11.3.

         1.12. Loan Account and Accounting. Agent shall maintain a loan account (the "Loan Account") on its books to record the Term Loan, all payments made by Borrowers, and all other debits and credits as provided in this Agreement with respect to the Term Loan. All entries in the Loan Account shall be made in accordance with Agent's customary accounting practices as in effect from time to time. The balance in the Loan Account, as recorded on Agent's most recent printout or other written statement, shall, absent manifest error, be presumptive evidence of the amounts due and owing to Agent and Lenders by each Borrower; provided that any failure to so record or any error in so recording shall not limit or otherwise affect any Borrower's duty to pay the Obligations. Agent shall render to Borrower Representative a monthly accounting of transactions with respect to the Loans setting forth the balance of the Loan Account as to each Borrower. Unless Borrower Representative notifies Agent in writing of any objection to any such accounting (specifically describing the basis for such objection), within thirty
(30) days after notice thereof to Borrower Representative pursuant to Section 11.10, each and every such accounting shall (absent manifest error) be deemed final, binding and conclusive upon Borrowers in all respects as to all matters reflected therein. Only those items expressly objected to in such notice shall be deemed to be disputed by Borrowers. Notwithstanding any provision herein contained to the contrary, any Lender may elect (which election may be revoked) to dispense with the issuance of Notes to that Lender and may rely on the Loan Account as evidence of the amount of Obligations from time to time owing to it.

         1.13. Indemnity. Each Credit Party that is a signatory hereto shall jointly and severally indemnify and hold harmless each of Agent, Lenders and their respective Affiliates, and each such Person's respective officers, directors, and employees (each, an "Indemnified Person"), from and against any and all suits, actions, proceedings, claims, damages, losses, liabilities and expenses (including reasonable attorneys' fees and disbursements and other costs of investigation or defense, including those incurred upon any appeal) which may be instituted or asserted against or incurred by any such Indemnified Person as the result of credit having been extended, suspended or terminated under this Agreement and the other Loan Documents and the administration of such credit, and in connection with or arising out of the transactions contemplated hereunder and thereunder and any actions or failures to act in connection therewith, including any and all Environmental Liabilities and legal costs and expenses arising out of or incurred in connection with disputes between or among any parties to any of the Loan Documents (collectively, "Indemnified Liabilities"); provided, that no such Credit Party shall be liable for any indemnification to an Indemnified Person to the extent that any such suit, action, proceeding, claim, damage, loss, liability or expense results from (x) that Indemnified Person's gross negligence or willful misconduct and (y) disputes, lawsuits, claims, costs or liabilities which are exclusively among Lenders or Lenders and Agent and which do not arise out of any action or inaction of any Credit Party. NO INDEMNIFIED PERSON SHALL BE RESPONSIBLE OR LIABLE TO ANY OTHER PARTY TO ANY LOAN DOCUMENT, ANY SUCCESSOR, ASSIGNEE OR THIRD PARTY BENEFICIARY OF SUCH PERSON OR ANY OTHER PERSON ASSERTING CLAIMS DERIVATIVELY THROUGH SUCH PARTY, FOR INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF CREDIT HAVING BEEN EXTENDED, SUSPENDED OR TERMINATED UNDER ANY LOAN DOCUMENT OR AS A RESULT OF ANY OTHER TRANSACTION CONTEMPLATED HEREUNDER OR THEREUNDER.

         1.14. Access. In the absence of the existence or continuance of a Default or an Event of Default, each Credit Party which is a party hereto shall, during normal business hours and upon three (3) Business Days prior notice, as frequently as Agent determines to be appropriate in its reasonable discretion but not to exceed twice per calendar year: (a) provide Agent and any of its officers, employees and agents access to its properties, facilities, advisors and employees (including officers) of each Credit Party and to the Collateral,
(b) permit Agent, and any of its officers, employees and agents, to inspect, audit and make extracts from any Credit Party's books and records, and (c) permit Agent, and its officers, employees and agents, to inspect, review, evaluate and make test verifications and counts of the Accounts, Inventory and other Collateral of any Credit Party. If a Default or Event of Default shall have occurred and be continuing or if access is necessary to preserve or protect the Collateral as determined by Agent, each such Credit Party shall provide such access to Agent and to each Lender at all times and without advance notice. Furthermore, so long as any Event of Default shall have occurred and be continuing, Borrowers shall provide Agent and each Lender with access to their suppliers and customers provided that Agent obtains a confidentiality agreement from each such supplier or customer prior to the delivery of any confidential information to any such supplier or customer. Each Credit Party shall make available to Agent and its counsel, as quickly as is possible under the circumstances, originals or copies of all books and records which Agent may request. Each Credit Party shall deliver any document or instrument necessary for Agent, as it may from time to time request, to obtain records from any service bureau or other Person which maintains records for such Credit Party, and shall maintain duplicate records or supporting documentation on media, including computer tapes and discs owned by such Credit Party. Agent will give Lenders at least ten (10) days' prior written notice of audits performed under subsection (c) above. Representatives of other Lenders may accompany Agent's representatives on such audits performed under subsection (c) above at the sole cost and expense of such Lender.

         1.15. Taxes.


                  (a) Except as otherwise required by law, any and all payments by each Borrower hereunder (including any payments made pursuant to Section 12) or under the Notes shall be made, in accordance with this
         Section 1.15, free and clear of and without deduction for any and all present or future Taxes. If any Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder (including any sum payable pursuant to Section 12) or under the Notes,
         (i) the sum payable shall be increased as much as shall be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 1.15) Agent or Lenders, as applicable, receive an amount equal to the sum they would have received had no such deductions been made, (ii) such Borrower shall make such deductions, and (iii) such Borrower shall pay the full amount deducted to the relevant taxing or other authority in accordance with applicable law. Within thirty (30) days after the date of any payment of Taxes, Borrower Representative shall furnish to Agent the original or a certified copy of a receipt evidencing payment thereof.

                  (b) Each Credit Party that is a signatory hereto shall jointly and severally indemnify and, within ten (10) days of demand therefor, pay Agent and each Lender for the full amount of Taxes (including any Taxes imposed by any jurisdiction on amounts payable under this Section 1.15) paid by Agent or such Lender, as appropriate, and any liability (including expenses) arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally asserted.

                  (c) Each Lender organized under the laws of a jurisdiction outside the United States (a "Foreign Lender") as to which payments to be made under this Agreement or under the Notes are exempt from United States withholding tax under an applicable statute or tax treaty shall provide to Borrower Representative and Agent on or before the Closing Date a properly completed and executed IRS Form W-8ECI or Form W-8BEN or other applicable form, certificate or document prescribed by the IRS or the United States certifying as to such Foreign Lender's entitlement to such exemption (a "Certificate of Exemption"). Any foreign Person that seeks to become a Lender under this Agreement shall provide a Certificate of Exemption to Borrower Representative and Agent prior to becoming a Lender hereunder. No foreign Person may become a Lender hereunder if such Person is unable to deliver a Certificate of Exemption.

         1.16. Capital Adequacy; Increased Costs; Illegality.


                  (a) If any Lender shall have determined in good faith that any law, treaty, governmental (or quasi-governmental) rule, regulation, guideline or order regarding capital adequacy, reserve requirements or similar requirements or compliance by any Lender with any request or directive regarding capital adequacy, reserve requirements or similar requirements (whether or not having the force of law), in each case, adopted after the Closing Date, from any central bank or other Governmental Authority increases or would have the effect of increasing the amount of capital, reserves or other funds required to be maintained by such Lender and thereby reducing the rate of return on such Lender's capital as a consequence of its obligations hereunder, then Borrowers shall from time to time upon demand by such Lender (with a copy of such demand to Agent) pay to Agent, for the account of such Lender, additional amounts sufficient to compensate such Lender for such reduction. A certificate as to the amount of that reduction and showing the basis of the computation thereof submitted by such Lender to Borrower Representative and to Agent shall, absent manifest error, be final, conclusive and binding for all purposes.

                  (b) If, due to either (i) the introduction of or any change in any law or regulation (or any change in the interpretation thereof) other than a change in the taxation of the overall net income or gross receipts of a Lender or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), in each case adopted after the Closing Date, there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining any Loan, then Borrowers shall from time to time, upon demand by such Lender (with a copy of such demand to Agent), pay to Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost. A certificate as to the amount of such increased cost (including an explanation of the basis for and the computation of such loss, cost or expense), submitted to Borrower Representative and to Agent by such Lender, shall be conclusive and binding on Borrowers for all purposes, absent manifest error. Each Lender agrees that, as promptly as practicable after it becomes aware of any circumstances referred to above which would result in any such increased cost, the affected Lender shall, to the extent not inconsistent with such Lender's internal policies of general application, use reasonable commercial efforts to minimize costs and expenses incurred by it and payable to it by Borrowers pursuant to this Section 1.16(b).

                  (c) Intentionally omitted.

                  (d) Replacement of Lender in Respect of Increased Costs. Within fifteen (15) days after receipt by Borrower Representative of written notice and demand from any Lender (an "Affected Lender") for payment of additional amounts or increased costs as provided in Section 1.15(a), 1.16(a) or 1.16(b), Borrower Representative may, at its option, notify Agent and such Affected Lender of its intention to replace the Affected Lender. So long as no Default or Event of Default shall have occurred and be continuing, Borrower Representative, with the consent of Agent (which such consent shall not be unreasonably withheld), may obtain, at Borrowers' expense, a replacement Lender ("Replacement Lender") for the Affected Lender, which Replacement Lender must be satisfactory to Agent. If Borrowers obtain a Replacement Lender within ninety (90) days following notice of their intention to do so, the Affected Lender must sell and assign its Loans and Commitments to such Replacement Lender for an amount equal to the principal balance of all Loans held by the Affected Lender and all accrued interest with respect thereto through the date of such sale, provided that Borrowers shall have reimbursed such Affected Lender for the additional amounts or increased costs that it is entitled to receive under this Agreement through the date of such sale and assignment.

         Notwithstanding the foregoing, Borrowers shall not have the right to obtain a Replacement Lender if the Affected Lender rescinds its demand for increased costs or additional amounts within fifteen (15) days following its receipt of Borrowers' notice of intention to replace such Affected Lender. Furthermore, if Borrowers give a notice of intention to replace and do not so replace such Affected Lender within ninety
         (90) days thereafter, Borrowers' rights under this Section 1.16(d) shall terminate and Borrowers shall promptly pay all increased costs or additional amounts demanded by such Affected Lender pursuant to Sections 1.15(a), 1.16(a) and 1.16(b).

         1.17. Single Loan. All Loans to Borrowers and all of the other Obligations of Borrowers arising under this Agreement and the other Loan Documents shall constitute one general obligation of Borrowers secured, until the Termination Date, by all of the Collateral.

         1.18. Designated Senior Indebtedness under the Indenture. The Obligations constitute "Designated Senior Indebtedness" as such term is defined in the Indenture.

2. CONDITIONS PRECEDENT

         2.1. Conditions to the Initial Loans. No Lender shall be obligated to make any Loan on the Closing Date, or to take, fulfill, or perform any other action hereunder, until the following conditions have been satisfied or provided for in a manner satisfactory to Agent, or waived in writing by Agent and
Lenders:

                  (a) Credit Agreement; Loan Documents. This Agreement or counterparts hereof shall have been duly executed by, and delivered to, Borrowers, Agent and Lenders; and Agent shall have received such documents, instruments, agreements and legal opinions as Agent shall reasonably request in connection with the transactions contemplated by this

         Agreement and the other Loan Documents, including all those listed in the Closing Checklist attached hereto as Annex D, each in form and substance satisfactory to Agent.

                  (b) Repayment of Prior Lenders Obligations; Satisfaction of Outstanding L/Cs. (i) Agent shall have received a fully executed original of a pay-off letter satisfactory to Agent confirming that all of the Prior Lenders Obligations will be repaid in full from the proceeds of the Term Loan and all Liens other than the Permitted Encumbrances upon any of the property of Borrowers or any of their Domestic Subsidiaries in favor of Prior Lenders shall be terminated by Prior Lenders immediately upon such payment; and (ii) all letters of credit issued or guaranteed by Prior Lenders shall have been cash collateralized or terminated.

                  (c) Approvals. Agent shall have received (i) satisfactory evidence that the Credit Parties have obtained all required consents and approvals of all Persons including all requisite Governmental Authorities, to the execution, delivery and performance of this Agreement and the other Loan Documents and the consummation of the Related Transactions or (ii) an officer's certificate in form and substance satisfactory to Agent affirming that, to such officer's knowledge, no such consents or approvals are required.

                  (d) Revolving Credit Facility. International shall have secured a revolving credit facility in the maximum principal amount of not less than Twenty Million Dollars ($20,000,000) from a lender or lenders satisfactory to Agent in its reasonable discretion, upon terms consistent with this Credit Agreement and upon such other terms as are reasonably requested by Agent, which such revolving credit facility shall, in any event, not be secured by any of the Credit Parties' assets other than the Revolving Credit Cash Collateral and a junior and subordinate lien, subject to an intercreditor agreement acceptable to Agent in its sole and absolute discretion, on the Collateral, and shall be for a term extending until the Commitment Termination Date or later (the "Revolving Credit Facility"). As of the Closing Date, Borrowers shall not have drawn upon the Revolving Credit Facility and no letters of credit, banker's acceptances or other guarantees or undertakings shall have been issued thereunder.

                  (e) Payment of Fees. Borrowers shall have paid the Fees required to be paid on the Closing Date in the respective amounts specified in Section 1.9 (including the Fees specified in the GE Capital Fee Letter), and shall have reimbursed Agent for all fees, costs and expenses of closing presented as of the Closing Date.

                  (f) Capital Structure: Other Indebtedness. The capital structure of each Credit Party and the terms and conditions of all Indebtedness of each Credit Party shall be acceptable to Agent in its sole discretion.

         2.2. Further Conditions to Each Loan. Except as otherwise expressly provided herein, no Lender shall be obligated to fund any Loan, if, as of the date thereof:

                  (a) Any representation or warranty by any Credit Party contained herein or in any of the other Loan Documents shall be untrue or incorrect as of the date hereof; or

                  (b) Except as specifically set forth in Section 3.5 below, any event or circumstance having a Material Adverse Effect shall have occurred since September 30, 2001 as determined by Agent; or

                  (c) Any Event of Default shall have occurred and be continuing or would result after giving effect to any Loan, or

The request and acceptance by any Borrower of the proceeds of any Loan, shall be deemed to constitute, as of the date of such request or acceptance, (i) a representation and warranty by Borrowers that the conditions in this Section 2.2 have been satisfied and (ii) a reaffirmation by Borrowers of the cross-guaranty provisions set forth in Section 12 and of the granting and continuance of Agent's Liens, on behalf of itself and Lenders, pursuant to the Collateral Documents.

3. REPRESENTATIONS AND WARRANTIES

         To induce Lenders to make the Loans, the Credit Parties executing this Agreement, jointly and severally, make the following representations and warranties to Agent and each Lender with respect to all Credit Parties, each and all of which shall survive the execution and delivery of this Agreement.

         3.1. Corporate Existence; Compliance with Law. Each Credit Party (a) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation as set forth in Disclosure Schedule (3.1); (b) is duly qualified to conduct business and is in good standing in each other jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified would not result in a Material Adverse Effect; (c) has the requisite corporate power and authority and the legal right to own, pledge, mortgage or otherwise encumber and operate its properties, to lease the property it operates under lease and to conduct its business as now, heretofore and proposed to be conducted; (d) subject to specific representations regarding Environmental Laws, has all licenses, permits, consents or approvals from or by, and has made all filings with, and has given all notices to, all Governmental Authorities having jurisdiction, to the extent required for such ownership, operation and conduct;
(e) is in compliance with its charter and by-laws; and (f) subject to specific representations set forth herein regarding ERISA, Environmental Laws, tax and other laws, is in compliance with all applicable provisions of law, except where the failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

         3.2. Executive Offices; FEIN; State Organizational Numbers; Legal Names. As of the Closing Date, the current location of each Credit Party's chief executive office and principal place of business is set forth in Disclosure Schedule (3.2), and none of such locations have changed within the twelve (12) months preceding the Closing Date. In addition, Disclosure Schedule (3.2) lists the federal employer identification number of each Credit Party, the state organizational number of each Credit Party and each Credit Party's exact legal name.

         3.3. Corporate Power, Authorization, Enforceable Obligations. The execution, delivery and performance by each Credit Party of the Loan Documents to which it is a party and the creation of all Liens provided for therein: (a) are within such Person's corporate power; (b) have been duly authorized by all necessary or proper corporate and shareholder action; (c) do not contravene any provision of such Person's charter or bylaws; (d) do not violate any law or regulation, or any order or decree of any court or Governmental Authority; (e) do not conflict with or result in the breach or termination of, constitute a default under or accelerate or permit the acceleration of any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which such Person is a party or by which such Person or any of its property is bound; (f) do not result in the creation or imposition of any Lien upon any of the property of such Person other than those in favor of Agent, on behalf of itself and Lenders, pursuant to the Loan Documents; and (g) do not require the consent or approval of any Governmental Authority or any other Person, except those referred to in Section 2.1(c), all of which will have been duly obtained, made or complied with prior to the Closing Date. On or prior to the Closing Date, each of the Loan Documents shall have been duly executed and delivered by each Credit Party thereto and each such Loan Document shall then constitute a legal, valid and binding obligation of such Credit Party enforceable against it in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally.

         3.4. Financial Statements and Projections. Except for the Projections, all Financial Statements concerning Borrowers and their respective Subsidiaries which are referenced below have been prepared in accordance with GAAP consistently applied throughout the periods covered (except as disclosed therein and except, with respect to unaudited Financial Statements, for the absence of footnotes and normal year-end audit adjustments) and present fairly in all material respects the financial position of the Persons covered thereby as at the dates thereof and the results of their operations and cash flows for the periods then ended.

                  (a) The following Financial Statements attached hereto as Disclosure Schedule (3.4(A)) have been delivered on the date hereof:

                           (i) The audited consolidated balance sheets at December 31, 1999 and 2000 and the related statements of income and cash flows of Borrowers and their Subsidiaries for the Fiscal Years then ended, certified by PricewaterhouseCoopers LLP.

                           (ii) The unaudited balance sheet(s) at September 30, 2001, and the related statement(s) of income and cash flows of Borrowers and their Subsidiaries for the three Fiscal Quarters then ended (the "September 30, 2001 Statements").

                  (b) Pro Forma. The Pro Forma delivered on the date hereof and attached hereto as Disclosure Schedule (3.4(B)) was prepared by Borrowers giving pro forma effect to the Related Transactions, was based on the unaudited consolidated balance sheets of Borrowers and their Subsidiaries.

                  (c) Projections. The Projections delivered on the date hereof and attached hereto as Disclosure Schedule (3.4(C)) have been prepared by Borrowers in light of the past operations of their businesses and reflect projections for the five year period beginning on January 1, 2002 on a year by year basis. Borrowers believe the Projections to be reasonable and fair in light of current conditions and current facts known to Borrowers and, as of the Closing Date, reflect Borrowers' good faith and reasonable estimates of the future financial performance of Borrowers and of the other information projected therein for the period set forth therein.

         3.5. Material Adverse Effect. Between December 31, 2000 and the Closing Date, except for (i) shutting down the Natchez, Mississippi facility, (ii) ratifying the Des Moines, Iowa and Natchez, Mississippi union contracts, (iii) as may be reflected in the September 30, 2001 Statements, and (iv) add-backs for restructuring charges not in excess of 5% of the total value of the assets shown on the audited consolidated balance sheets at December 31, 2000 of Borrowers and their Subsidiaries: (a) no Credit Party has incurred any obligations, contingent or non-contingent liabilities, liabilities for Charges, long-term leases or unusual forward or long-term commitments which are not reflected in the Pro Forma and which, alone or in the aggregate, could reasonably be expected to have a Material Adverse Effect, (b) no contract, lease or other agreement or instrument has been entered into by any Credit Party or has become binding upon any Credit Party's assets and no law or regulation applicable to any Credit Party has been adopted which has had or could reasonably be expected to have a Material Adverse Effect, and (c) no Credit Party is in default and to the best of Borrowers' knowledge no third party is in default under any material contract, lease or other agreement or instrument, which alone or in the aggregate could reasonably be expected to have a Material Adverse Effect. Except as set forth in this Section, between December 31, 2000 and the Closing Date no event has occurred, which alone or together with other events, could reasonably be expected to have a Material Adverse Effect.

         3.6. Ownership of Property; Liens. As of the Closing Date, the real estate ("Real Estate") listed on Disclosure Schedule (3.6) constitutes all of the real property owned, leased, subleased, or used by any Credit Party. Each Credit Party owns good and marketable fee simple title to all of its owned real estate, and valid and marketable leasehold interests in all of its leased Real Estate, all as described on Disclosure Schedule (3.6), and copies of all such leases or a summary of terms thereof satisfactory to Agent have been delivered to Agent. Disclosure Schedule (3.6) further describes any Real Estate with respect to which any Credit Party is a lessor, sublessor or assignor as of the Closing Date. Each Credit Party also has good and marketable title to, or valid leasehold interests in, all of its personal properties and assets. As of the Closing Date, none of the properties and assets of any Credit Party are subject to any Liens other than Permitted Encumbrances and Liens in favor of the Prior Lenders which will be discharged and released on the Closing Date, and there are no facts, circumstances or conditions known to any Credit Party that may result in any Liens (including Liens arising under Environmental Laws) other than Permitted Encumbrances. Each Credit Party has received all deeds, assignments, waivers, consents, non-disturbance and recognition or similar agreements, bills of sale and other documents, and has duly effected all recordings, filings and other actions necessary to establish, protect and perfect such Credit Party's right, title and interest in and to all such Real Estate and other properties and assets. Disclosure Schedule (3.6) also describes any purchase options, rights of first refusal or other similar contractual rights pertaining to any Real Estate. As of the Closing Date, no portion of any Credit Party's Real Estate has suffered any material damage by fire or other casualty loss which has not heretofore been repaired and restored in all material respects to its original condition or otherwise remedied. As of the Closing Date, all material permits required to have been issued or appropriate to enable the Real Estate to be lawfully occupied and used for all of the purposes for which they are currently occupied and used have been lawfully issued and are in full force and effect.

         3.7. Labor Matters. As of the Closing Date (a) except as set forth in Disclosure Schedule (3.7) no strikes or other material labor disputes against any Credit Party are pending or, to any Credit Party's knowledge, threatened which could (insofar as Borrowers may reasonably foresee) have a Material Adverse Effect, and (b) except as set forth in Disclosure Schedule (3.7), no Credit Party is a party to or bound by any collective bargaining agreement, management agreement, consulting agreement or any employment agreement (and true and complete copies of any agreements described on Disclosure Schedule (3.7) have been delivered to Agent).

         3.8. Ventures, Subsidiaries and Affiliates; Outstanding Stock and Indebtedness. Except as set forth in Disclosure Schedule (3.8), no Credit Party has any Domestic Subsidiaries, is engaged in any joint venture or partnership with any other Person, or is an Affiliate of any other Person. All of the issued and outstanding Stock of each Credit Party is owned by each of the stockholders and in the amounts set forth on Disclosure Schedule (3.8). There are no outstanding rights to purchase, options, warrants or similar rights or agreements pursuant to which any Credit Party may be required to issue, sell, repurchase or redeem any of its Stock or other equity securities or any Stock or other equity securities of its Domestic Subsidiaries. All outstanding Indebtedness of each Credit Party as of the Closing Date is described in Section
6.3 (including Disclosure Schedule (6.3)). None of the Credit Parties other than Borrowers has any assets or any Indebtedness or Guaranteed Indebtedness (except the Obligations).

         3.9. Government Regulation. No Credit Party is an "investment company" or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company," as such terms are defined in the Investment Company Act of 1940 as amended. No Credit Party is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, or any other federal or state statute that restricts or limits its ability to incur Indebtedness or to perform its obligations hereunder. The making of the Loans by Lenders to Borrowers, the application of the proceeds thereof and repayment thereof and the consummation of the Related Transactions will not violate any provision of any such statute or any rule, regulation or order issued by the SEC.

         3.10. Margin Regulations. No Credit Party is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of "purchasing" or "carrying" any "margin security" as such terms are defined in Regulation U of the Federal Reserve Board as now and from time to time hereafter in effect (such securities being referred to herein as "Margin Stock"). No Credit Party owns any Margin Stock, and none of the proceeds of the Loans or other extensions of credit under this Agreement will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry any Margin Stock or for any other purpose which might cause any of the Loans or other extensions of credit under this Agreement to be considered a "purpose credit" within the meaning of Regulation T, U or X of the Federal Reserve Board. No Credit Party will take or permit to be taken any action which might cause any Loan Document to violate any regulation of the Federal Reserve Board.

         3.11. Taxes. Credit Parties have filed all United States federal tax returns and all other tax returns required to be filed and have paid all taxes due pursuant to such returns or pursuant to any assessment received by Borrower Representative or any other Credit Party, except such taxes, if any, as are being contested in good faith and for which adequate reserves have been provided. No notices of tax liens have been filed and no claims are being asserted concerning any such taxes, which liens are material to the financial condition of Credit Parties on a consolidated basis taken as a whole. The charges, accruals, and reserves on the books of Credit Parties for any taxes or other government assessments are adequate. Proper and accurate amounts have been withheld by each Credit Party from its respective employees for all periods in full and complete compliance with all applicable federal, state, local and foreign law and such withholdings have been timely paid to the respective Governmental Authorities. As of the Closing Date, no Credit Party has agreed or been requested to make any adjustment under IRC Section 481(a), by reason of a change in accounting method or otherwise, which would have a Material Adverse Effect.

         3.12. ERISA.

                  (a) Disclosure Schedule (3.12) lists and separately identifies all Title IV Plans, Multiemployer Plans, ESOPs and Retiree Welfare Plans. Copies of all such listed Plans, together with a copy of the latest form 5500 for each such Plan, have been delivered to Agent. Except with respect to Multiemployer Plans, each Qualified Plan has been determined by the IRS to qualify under Section 401 of the IRC, and the trusts created thereunder have been determined to be exempt from tax under the provisions of Section 501 of the IRC, and nothing has occurred which would cause the loss of such qualification or tax-exempt status. Each Plan is in compliance with the applicable provisions of ERISA and the IRC, including the filing of reports required under the IRC or ERISA. No Credit Party has failed to make any contribution or pay any amount due as required by either Section 412 of the IRC or
         Section 302 of ERISA or the terms of any such Plan. No Credit Party has engaged in a prohibited transaction, as defined in Section 4975 of the IRC, in connection with any Plan, which would subject any Credit Party to a material tax on prohibited transactions imposed by Section 4975 of the IRC.

                  (b) Except as set forth in Disclosure Schedule (3.12): (i) no Title IV Plan has any Unfunded Pension Liability in violation of applicable law; (ii) no ERISA Event or event described in Section 4062(e) of ERISA with respect to any Title IV Plan has occurred or is reasonably expected to occur; (iii) there are no pending, or to the knowledge of any Credit Party, threatened claims (other than claims for benefits in the normal course), sanctions, actions or lawsuits, asserted or instituted against any Plan or any Person as fiduciary or sponsor of any Plan; (iv) no Credit Party has incurred or reasonably expects to incur any liability as a result of a complete or partial withdrawal from a Multiemployer Plan; (v) within the last five years no Title IV Plan with Unfunded Pension Liabilities has been transferred outside of the "controlled group" (within the meaning of Section 4001(a)(14) of ERISA) of any Credit Party; and (vi) no liability under any Title IV Plan has been satisfied with the purchase of a contract from an insurance company that is not rated AAA by the Standard & Poor's Corporation or the equivalent by another nationally recognized rating agency.

         3.13. No Litigation. No action, claim, lawsuit, demand, or proceeding is now pending or, to the knowledge of any Credit Party, threatened against any Credit Party, before any court (collectively, "Litigation"), (a) which challenges any Credit Party's right or power to enter into or perform any of its obligations under the Loan Documents to which it is a party, or the validity or enforceability of any Loan Document or any action taken thereunder, or (b) Except as set forth on Disclosure Schedule (3.13), which has a reasonable risk of being determined adversely to any Credit Party and which, if so determined, could have a Material Adverse Effect.

         3.14. Brokers. No broker or finder acting on behalf of any Credit Party brought about the obtaining, making or closing of the Loans or the Related Transactions, and no Credit Party has any obligation to any Person in respect of any finder's or brokerage fees in connection therewith.

         3.15. Intellectual Property. As of the Closing Date, each Credit Party owns or has rights to use all Intellectual Property necessary to continue to conduct its business as now or heretofore conducted by it or proposed to be conducted by it, and each Patent, Trademark, Copyright and License is listed, together with application or registration numbers, as applicable, in Disclosure Schedule (3.15) hereto. Each Credit Party conducts its business and affairs without infringement of or interference with any Intellectual Property of any other Person.

         3.16. Full Disclosure. No information contained in this Agreement, any of the other Loan Documents, any Projections, Financial Statements or Collateral Reports or other reports from time to time delivered hereunder or any written statement furnished by or on behalf of any Credit Party to Agent or any Lender pursuant to the terms of this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

         3.17. Environmental Matters.

                  (a) Except as set forth in Disclosure Schedule (3.17), as of the Closing Date: (i) no Credit Party has, to the best of its knowledge, caused or suffered to occur any Release of Hazardous Materials on, at, in, under, above, to, from or about any of its Real Estate during the period in which such Credit Party owned or occupied such Real Estate; (ii) the Credit Parties are and have been in compliance with all Environmental Laws, except for such noncompliance which would not result in Environmental Liabilities which could reasonably be expected to have a Material Adverse Effect; (iii) the Credit Parties have obtained, and are in compliance with, all Environmental Permits required by Environmental Laws for the operations of their respective businesses as presently conducted or as proposed to be conducted, except where the failure to so obtain or comply with such Environmental Permits would not result in Environmental Liabilities which could reasonably be expected to have a Material Adverse Effect, and all such Environmental Permits are valid, uncontested and in good standing; (iv) no Credit Party is involved in operations or knows of any facts, circumstances or conditions, including any Releases of Hazardous Materials, that are likely to result in any Environmental Liabilities of such Credit Party which could reasonably be expected to have a Material Adverse Effect, and no Credit Party has permitted any current or former tenant or occupant of the Real Estate to engage in any such operations; (v) there is no Litigation arising under or related to any Environmental Laws, Environmental Permits or Hazardous Material which seeks damages, penalties, fines, costs or expenses which would have a Material Adverse Effect or injunctive relief, or which alleges criminal misconduct by any Credit Party; and (vi) no notice has been received by any Credit Party identifying it as a material "potentially responsible party", and to the knowledge of the Credit Parties, there are no facts, circumstances or conditions that may result in any Credit Party being identified as a material "potentially responsible party" under CERCLA or analogous state statutes.

                  (b) Each Credit Party hereby acknowledges and agrees that Agent (i) other than Agent's ownership of the building at TTC of Texas' Brownsville, Texas facility, is not now, and has not ever been, in control of any of the Real Estate or any Credit Party's affairs, and
         (ii) does not have the capacity through the provisions of the Loan Documents or otherwise to control or direct any Credit Party's conduct with respect to the ownership, operation or management of any of its Real Estate or compliance with Environmental Laws or Environmental Permits.

         3.18. Insurance. Disclosure Schedule (3.18) lists all insurance policies of any nature maintained, as of the Closing Date, for current occurrences by each Credit Party, as well as a summary of the terms of each such policy.

         3.19. Deposit. Disclosure Schedule (3.19) lists all banks and other financial institutions at which any Credit Party maintains deposits and/or other accounts with an average closing balance over any Fiscal Quarter of more than $100,000, including all Deposit Accounts, as of the Closing Date, and such Schedule correctly identifies the name, address and telephone number of each depository, the name in which the account is held, a description of the purpose of the account, and the complete account number.

         3.20. Government Contracts. Except as set forth in Disclosure Schedule (3.20), as of the Closing Date, no Credit Party is a party to any contract or agreement with any Governmental Authority and no Credit Party's Accounts are subject to the Federal Assignment of Claims Act, as amended (31 U.S.C. Section
3727) or any similar state or local law.

         3.21. Customer and Trade Relations. As of the Closing Date, there exists no actual or, to the knowledge of any Credit Party, threatened termination or cancellation of, or any material adverse modification or material adverse change in: the business relationship of any Credit Party with any customer or group of customers whose purchases during the preceding twelve (12) months caused them to be ranked among the ten largest customers of the Credit Parties taken as a whole; or the business relationship of any Credit Party with any supplier material to its operations.

         3.22. Agreements and Other Documents. As of the Closing Date, Borrower Representative has provided to Agent or its counsel, on behalf of Lenders, accurate and complete copies (or summaries) of all of the following agreements or documents to which any Credit Party is subject and each of which are listed on Disclosure Schedule (3.22): any lease of Equipment having a remaining term of one year or longer and requiring aggregate rental and other payments in excess of $500,000 per annum; licenses and permits held by the Credit Parties, the absence of which could be reasonably likely to have a Material Adverse Effect; instruments or documents evidencing Indebtedness of such Credit Party and any security interest granted by such Credit Party with respect thereto; and instruments and agreements evidencing the issuance of any equity securities, warrants, rights or options to purchase equity securities of such Credit Party.

         3.23. Solvency. Both before and after giving effect to (a) the Loans to be made on the Closing Date or such other date as Loans requested hereunder are made, (b) the disbursement of the proceeds of such Loans pursuant to the instructions of Borrower Representative, (c) the Refinancing and the consummation of the other Related Transactions and (d) the payment and accrual of all transaction costs in connection with the foregoing, each Credit Party is Solvent.

         3.24. Subordinated Debt.

                  (a) As of the Closing Date, Borrowers have delivered to Agent a complete and correct copy of the Subordinated Bonds (including all schedules, exhibits, amendments, supplements, modifications, assignments and all other documents delivered pursuant thereto or in connection therewith). The Credit Parties thereto have the corporate power and authority to incur the Indebtedness evidenced by the Subordinated Bonds. The subordination provisions of the Subordinated Bonds are enforceable against the holders of the Subordinated Bonds by Agent and Lenders. All Obligations, including the Obligations to pay principal of and interest on the Loans constitute senior Indebtedness entitled to the benefits of the subordination provisions contained in the Subordinated Bonds. The principal of and interest on the Notes, and all other Obligations will constitute "senior debt" as that or any similar term is or may be used in any other instrument evidencing or applicable to any other Subordinated Debt. Borrowers acknowledge that Agent and each Lender are entering into this Agreement and are extending the Commitments in reliance upon the subordination provisions of the Subordinated Bonds and this Section 3.24.

                  (b) Not in any way in limitation of the foregoing, the Obligations constitute "Designated Senior Indebtedness" and "Permitted Indebtedness" as such terms are defined in the Indenture. The Loans and the credit facility evidenced by this Agreement constitute a "Bank Credit Facility" as such term is defined in the Indenture.

         3.25. Dissolved Subsidiaries. The affairs of the Subsidiaries listed in Disclosure Schedule (3.25) (the "Dissolved Subsidiaries") are in the process of being wound up and Borrowers will diligently prosecute such wind up and an ultimate dissolution of the Dissolved Subsidiaries and use their best efforts to complete the dissolution of the Dissolved Subsidiaries on or before July 1, 2002.

4. FINANCIAL STATEMENTS AND INFORMATION

         4.1. Reports and Notices.

                  (a) Borrower Representative hereby agrees that from and after the Closing Date and until the Termination Date, it shall deliver to Agent, as required, the Financial

         Statements, notices, Projections and other information at the times, to the Persons and in the manner set forth in Annex E.

                  (b) Borrower Representative hereby agrees that from and after the Closing Date and until the Termination Date, it shall deliver to Agent, as required, the various Collateral Reports at the times, to the Persons and in the manner set forth in Annex F.

                  (c) Communication with Accountants. Each Credit Party executing this Agreement authorizes Agent and Lenders, so long as a Default or Event of Default shall have occurred and be continuing, to communicate directly with its independent certified public accountants including PricewaterhouseCoopers LLP, and authorizes and shall instruct those accountants and advisors to disclose and make available to Agent and each Lender any and all Financial Statements and other supporting financial documents, schedules and information relating to any Credit Party (including copies of any issued management letters) with respect to the business, financial condition and other affairs of any Credit Party.

5. AFFIRMATIVE COVENANTS

         Each Credit Party executing this Credit Agreement jointly and severally agrees as to all Credit Parties that from and after the date hereof and until the Termination Date:

         5.1. Maintenance of Existence and Conduct of Business. Each Credit Party shall: do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and its rights; continue to conduct its business substantially as now conducted or as otherwise permitted hereunder; at all times maintain, preserve and protect all of its assets and properties used or useful in the conduct of its business, and keep the same in reasonable repair, working order and condition in all material respects (taking into consideration ordinary wear and tear) and from time to time make, or cause to be made, all necessary or appropriate repairs, replacements and improvements thereto consistent with industry practices so that the overall efficiency thereof shall be preserved; and transact business only in such corporate and trade names as are set forth in Disclosure Schedule (5.1).

         5.2. Payment of Obligations.

                  (a) Subject to Section 5.2(b), each Credit Party shall pay and discharge or cause to be paid and discharged promptly all Charges payable by it, including (A) Charges imposed upon it, its income and profits, or any of its property (real, personal or mixed) and all Charges with respect to tax, social security and unemployment withholding with respect to its employees, and (B) lawful claims for labor, materials, supplies and services or otherwise, before any thereof shall become past due.

                  (b) Each Credit Party may in good faith contest, by appropriate proceedings, the validity or amount of any Charges described in Section 5.2(a); provided, that (i) adequate reserves with respect to such contest are maintained on the books of such Credit Party, in accordance with GAAP, (ii) no Lien shall be imposed to secure payment of such Charges that is superior to any of the Liens securing the Obligations and such contest is maintained and prosecuted continuously and with diligence and operates to suspend collection or enforcement of such Charges, (iii) none of the Collateral becomes subject to forfeiture or loss as a result of such contest, (iv) such Credit Party shall promptly pay or discharge such contested Charges or claims and all additional charges, interest, penalties and expenses, if any, and shall deliver to Agent evidence acceptable to Agent of such compliance, payment or discharge, if such contest is terminated or discontinued adversely to such Credit Party or the conditions set forth in this Section 5.2(b) are no longer met, and
         (v) Agent has not advised Borrowers in writing that Agent reasonably believes that nonpayment or nondischarge thereof could have or result in a Material Adverse Effect.

         5.3. Books and Records. Borrower Representative shall keep adequate books and records with respect to the business activities of Borrower Representative and the other Credit Parties on a consolidated basis in which proper entries, reflecting all financial transactions, are made in accordance with GAAP and on a basis consistent with the Financial Statements attached as Disclosure Schedule (3.4(A)).

         5.4. Insurance; Damage to or Destruction of Collateral.

                  (a) The Credit Parties shall, at their sole cost and expense, maintain the policies of insurance described on Disclosure Schedule (3.18) as in effect on the date hereof or otherwise in form and amounts and with insurers acceptable to Agent. If any Credit Party at any time or times hereafter shall fail to obtain or maintain any of the policies of insurance required above or to pay all premiums relating thereto, Agent may at any time or times thereafter obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto which Agent deems advisable. Agent shall have no obligation to obtain insurance for any Credit Party or pay any premiums therefor. By doing so, Agent shall not be deemed to have waived any Default or Event of Default arising from any Credit Party's failure to maintain such insurance or pay any premiums therefor. All sums so disbursed by Agent, including attorneys' fees, court costs and other charges related thereto, shall be payable on demand by Borrowers to Agent and shall be additional Obligations hereunder secured by the Collateral.

                  (b) Agent reserves the right at any time upon any change in any Credit Party's risk profile (including any change in the product mix maintained by any Credit Party or any laws affecting the potential liability of such Credit Party) to require additional forms and limits of insurance to, in Agent's opinion, adequately protect both Agent's and Lender's interests in all or any portion of the Collateral and to ensure that each Credit Party is protected by insurance in amounts and with coverage customary for its industry. If requested by Agent, each Credit Party shall deliver to Agent from time to time a report of a reputable insurance broker, satisfactory to Agent, with respect to its insurance policies.

                  (c) Each Borrower shall deliver to Agent, in form and substance satisfactory to Agent, endorsements to (i) all "All Risk" and business interruption insurance naming Agent, on behalf of itself and Lenders, as loss payee, and (ii) all general liability and other liability policies naming Agent, on behalf of itself and Lenders, as additional insured. Each Borrower irrevocably makes, constitutes and appoints Agent (and all officers, employees or agents designated by Agent), so long as any Default or Event of Default shall have occurred and be continuing or the anticipated insurance proceeds exceed $10,000,000, as such Borrower's true and lawful agent and attorney-in-fact for the purpose of making, settling and adjusting claims under such "All Risk" policies of insurance, endorsing the name of such Borrower on any check or other item of payment for the proceeds of such "All Risk" policies of insurance and for making all determinations and decisions with respect to such "All Risk" policies of insurance. Agent shall have no duty to exercise any rights or powers granted to it pursuant to the foregoing power-of-attorney. Borrower Representative shall promptly notify Agent of any loss, damage, or destruction to the Collateral in the amount of $250,000 or more, whether or not covered by insurance. After deducting from such proceeds the expenses, if any, incurred by Agent in the collection or handling thereof, Agent may, at its option, apply such proceeds to the reduction of the Obligations in accordance with Section 1.3(d), or permit or require the applicable Borrower to use such money, or any part thereof, to replace, repair, restore or rebuild the Collateral in a diligent and expeditious manner with materials and workmanship of substantially the same quality as existed before the loss, damage or destruction. Notwithstanding the foregoing, (x) if the casualty giving rise to such insurance proceeds would not reasonably be expected to have a Material Adverse Effect (without regard to the second sentence of the definition of Material Adverse Effect), (y) such insurance proceeds do not exceed $10,000,000 in the aggregate, and (z) so long as no Default or Event of Default then exists, then Agent shall permit the applicable Borrower to replace, restore, repair or rebuild the property; provided that if such Borrower shall not have completed or entered into binding agreements to complete such replacement, restoration, repair or rebuilding within 180 days of such casualty, Agent may apply such insurance proceeds to the Obligations in accordance with Section 1.3(d). All insurance proceeds which are to be made available to any Borrower to replace, repair, restore or rebuild the Collateral shall be deposited in a cash collateral account held by Agent or under Agent's control and subject to a first and prior lien in favor of Agent to secure the Obligations. Thereafter, such funds shall be made available to that Borrower to provide funds to replace, repair, restore or rebuild the Collateral as follows: (i) Borrower Representative shall request that a release from the cash collateral account be made to such Borrower in the amount requested to be released; and (ii) so long as the conditions set forth in Section 2.2 have been met, Agent shall release funds from the cash collateral account. To the extent not used to replace, repair, restore or rebuild the Collateral, such insurance proceeds shall be applied in accordance with Section 1.3(d).

         5.5. Compliance with Laws. Each Credit Party shall comply with all federal, state, local and foreign laws and regulations applicable to it, including those relating to ERISA and labor matters and Environmental Laws and Environmental Permits, except to the extent (x) any Credit Party shall be contesting such law, regulation or ordinance, in good faith by appropriate proceedings, and reserves in conformity with GAAP have been provided therefor on the books of such Credit Party or (y) that the failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

         5.6. Supplemental Disclosure. From time to time as may be reasonably requested by Agent (which request will not be made more frequently than once each year absent the occurrence and continuance of a Default or an Event of Default), the Credit Parties shall supplement such of the Disclosure Schedules hereto as may be reasonably requested by Agent, or any representation herein or in any other Loan Document, with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedule or as an exception to such representation or which is necessary to correct any information in such Disclosure Schedule or representation which has been rendered inaccurate thereby (and, in the case of any supplements to any Disclosure Schedule, such Disclosure Schedule shall be appropriately marked to show the changes made therein); provided that (a) no such supplement to any such Disclosure Schedule or representation shall be or be deemed a waiver of any Default or Event of Default resulting from the matters disclosed therein, except as consented to by Agent and Requisite Lenders in writing; and (b) no supplement shall be required as to representations and warranties that relate solely to the Closing Date.

         5.7. Intellectual Property. Each Credit Party will conduct its business and affairs without infringement of or interference with any Intellectual Property of any other Person in any material respect.

         5.8. Environmental Matters. Each Credit Party shall and shall cause each Person within its control to: (a) conduct its operations and keep and maintain its Real Estate in compliance with all Environmental Laws and Environmental Permits other than noncompliance which could not reasonably be expected to have a Material Adverse Effect; (b) implement any and all investigation, remediation, removal and response actions which are appropriate or necessary to comply with Environmental Laws and Environmental Permits pertaining to the presence, generation, treatment, storage, use, disposal, transportation or Release of any Hazardous Material on, at, in, under, above, to, from or about any of its Real Estate; (c) notify Agent promptly after such Credit Party becomes aware of any violation of Environmental Laws or Environmental Permits or any Release on, at, in, under, above, to, from or about any Real Estate which is reasonably likely to have a Material Adverse Effect; and (d) promptly forward to Agent a copy of any order, notice, request for information or any communication or report received by such Credit Party in connection with any such violation or Release or any other matter relating to any Environmental Laws or Environmental Permits that could reasonably be expected to result in a Material Adverse Effect, in each case whether or not the Environmental Protection Agency or any Governmental Authority has taken or threatened any action in connection with any such violation, Release or other matter. If Agent at any time has a reasonable basis to believe that there may be a violation of any Environmental Laws or Environmental Permits by any Credit

Party or any Environmental Liability arising thereunder, or a Release of Hazardous Materials on, at, in, under, above, to, from or about any of its Real Estate, which, in each case, could reasonably be expected to have a Material Adverse Effect, then each Credit Party shall, with respect to such Real Estate, upon Agent's written request cause the performance of such environmental audits including subsurface sampling of soil and groundwater, and preparation of such environmental reports, at Borrowers' expense, as Agent and Borrower's Representative may mutually agree, or, if any Default of Event of Default then exists and is continuing, as Agent may from time to time request, which shall be conducted by reputable environmental consulting firms reasonably acceptable to Agent and shall be in form and substance acceptable to Agent.

         5.9. Landlords' Agreements, Mortgagee Agreements and Bailee Letters. Each Credit Party shall use its best efforts to obtain a landlord's agreement, mortgagee agreement or bailee letter, as applicable, from the lessor of each leased property or mortgagee of owned property or with respect to any warehouse, processor or converter facility or other location where Collateral is located, which agreement or letter shall contain an acknowledgement that the landlord, mortgagee or bailee is holding the Collateral for Agent and a waiver or subordination of all Liens or claims that the landlord, mortgagee or bailee may assert against the Inventory or Collateral at that location, and shall otherwise be satisfactory in form and substance to Agent. No real property or warehouse space shall be leased or acquired by any Credit Party after the Closing Date and no Inventory shall be shipped to a processor or converter under arrangements established after the Closing Date without the prior written consent of Agent or, unless and until a satisfactory landlord or mortgagee agreement or bailee letter, as appropriate, shall first have been obtained with respect to such location. Each Credit Party shall timely and fully pay and perform its obligations under all leases and other agreements with respect to each leased location or public warehouse where any Collateral is or may be located.

         5.10. Further Assurances. Each Credit Party executing this Agreement agrees that it shall and shall cause each other Credit Party to, at such Credit Party's expense and upon request of Agent, duly execute and deliver, or cause to be duly executed and delivered, to Agent such further instruments and do and cause to be done such further acts as may be necessary or proper in the reasonable opinion of Agent to carry out more effectively the provisions and purposes of this Agreement or any other Loan Document.

         5.11. Revolving Loan. Borrowers shall keep the Revolving Credit Facility in place until the Termination Date, and shall not, without the prior written consent of Agent, (a) make any amendment thereto which has the effect of
(i) increasing or decreasing the face amount thereof, (ii) shortening the maturity thereof, (iii) restricting, limiting or reducing the availability or the reserve established thereunder, (iv) increasing the interest rate, (v) changing any default or event of default other than to delete or make less restrictive any default provision therein, or add any covenant with respect to the Revolving Credit Facility; (vi) changing or amending any other term if such change or amendment would materially increase the obligations of Borrowers or confer additional material rights to the lender under the Revolving Credit Facility, or, (b) except as provided in Section 2.1(d), collateralize the Revolving Credit Facility with assets of any Credit Party without the prior written consent of Agent and the Lenders.

         5.12. Appraisals. Each Credit Party shall, upon Agent's written request, (i) cause the performance of such appraisals of the Collateral (excluding the Real Estate), at Borrowers' expense, as Agent may from time to time reasonably request, which shall be conducted by reputable firms reasonably acceptable to Agent and shall be in form and substance acceptable to Agent, and
(ii) permit Agent or its representatives to have access to all Real Estate for the purpose of conducting such appraisals as Agent deems appropriate; provided that if an Event of Default shall not have occurred, Agent shall request such appraisals no more frequently than once annually from and after the Closing Date. Agent agrees with the other Lenders to require or cause the performance of such annual appraisals as set forth herein. Borrowers shall reimburse Agent for the costs of such appraisals and the same will constitute a part of the Obligations secured hereunder. Agent agrees to use reasonable efforts to limit the costs of such appraisals to not more than $75,000 per year without limiting the scope of any such appraisal. Agent agrees to notify Borrower Representative if any such appraisal exceeds or is anticipated to exceed such amount.

         5.13. Dissolved Subsidiaries. Borrowers will use their best efforts to wind up the affairs of the Dissolved Subsidiaries and dissolve the Dissolved Subsidiaries on or before July 1, 2002.

6. NEGATIVE COVENANTS

         Each Credit Party executing this Agreement jointly and severally agrees as to all Credit Parties that, without the prior written consent of Agent and the Requisite Lenders, from and after the date hereof until the Termination
Date:

         6.1. Mergers, Subsidiaries, Etc. No Credit Party shall directly or indirectly, by operation of law or otherwise, (a) form or acquire any Subsidiary, or (b) merge with, consolidate with, acquire all or substantially all of the assets or capital stock of, or otherwise combine with or acquire, any Person, except that any Borrower may merge with another Borrower, provided that Borrower Representative shall be the survivor of any such merger to which it is a party.

         6.2. Investments; Loans and Advances. Except as otherwise expressly permitted by this Section 6, no Credit Party shall make or permit to exist any investment in, or make, accrue or permit to exist loans or advances of money to, any Person, through the direct or indirect lending of money, holding of securities or otherwise, except that (a) Borrowers may hold investments comprised of notes payable, or stock or other securities issued by Account Debtors to any Borrower pursuant to negotiated agreements with respect to settlement of such Account Debtor's Accounts in the ordinary course of business, so long as Borrowers deliver physical possession of such note payable, stock or other security to Agent along with all endorsements and stock powers requested by Agent with respect to any such note payable, stock or security that exceeds $100,000; (b) each Credit Party may maintain its existing investments in its Subsidiaries as of the Closing Date; (c) the Revolving Credit Cash Collateral;
(d) so long as no Default or Event of Default shall have occurred and be continuing, Borrowers may invest (x) up to $500,000 in the aggregate at any time in which an outstanding balance exists on the Revolving Credit Facility, or (y) its available unrestricted cash balances at any time in which no outstanding balance on the Revolving Credit Facility exists, subject to Control Letters in favor of Agent for the benefit of Lenders or otherwise subject to a perfected security interest in favor of Agent for the benefit of

Lenders, in (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency thereof maturing within one year from the date of acquisition thereof, (ii) commercial paper maturing no more than one year from the date of creation thereof and currently having the highest rating obtainable from either Standard & Poor's Ratings Group or Moody's Investors Service, Inc., (iii) certificates of deposit, maturing no more than one year from the date of creation thereof, issued by commercial banks incorporated under the laws of the United States of America, each having combined capital, surplus and undivided profits of not less than $200,000,000 and having a senior unsecured rating of "A" or better by a nationally recognized rating agency (an "A Rated Bank"), (iv) time deposits, maturing no more than 30 days from the date of creation thereof with A Rated Banks and (v) mutual funds that invest solely in one or more of the investments described in clauses (i) through (iv) above; (e) Borrowers may hold the AWI Agreement and the Polymer Stock, and (f) Borrowers may hold notes payable or other indebtedness from any Foreign Subsidiary of any Credit Party, provided that (A) each such Foreign Subsidiary shall have executed and delivered to each such Credit Party, a demand note (collectively, the "Intercompany Notes") to evidence any such intercompany Indebtedness owing at any time by such Foreign Subsidiary to such Credit Party, which Intercompany Notes shall be in form and substance satisfactory to Agent and shall be pledged and delivered to Agent pursuant to a pledge agreement or security agreement in form and content satisfactory to Agent in its sole discretion as additional collateral security for the Obligations, (B) each Credit Party shall record all intercompany transactions on its books and records in a manner consistent with past practices, (C) at the time any such intercompany loan or advance is made by any Borrower to any Foreign Subsidiary and after giving effect thereto, each such Borrower shall be Solvent, (D) no Default or Event of Default exists or would occur and be continuing after giving effect to any such proposed intercompany loan, (E) the recipient of such intercompany loans shall be creditworthy as determined by Agent, and (F) such intercompany loans do not exceed at any time, in the aggregate, the sum of $5,000,000.

         6.3. Indebtedness.

                  (a) No Credit Party shall create, incur, assume or permit to exist any Indebtedness, except (without duplication) (i) Indebtedness secured by purchase money security interests and Capitalized Leases permitted in clause (c) of Section 6.7; (ii) the Loans and the other Obligations; (iii) unfunded pension fund and other employee benefit plan obligations and liabilities to the extent they are permitted to remain unfunded under applicable law; (iv) existing Indebtedness described in Disclosure Schedule (6.3) and refinancings thereof or amendments or modifications thereto which do not have the effect of increasing the principal amount thereof or changing the amortization thereof (other than to extend the same) and which are otherwise on terms and conditions no less favorable to any Credit Party, Agent or any Lender, as determined by Agent, than the terms of the Indebtedness being refinanced, amended or modified; (v) the Revolving Credit Facility and any letter of credit issued pursuant thereto; (vi) Subordinated Debt with terms and in form and substance satisfactory to Agent and Lenders in their sole discretion; (vii) Indebtedness in respect of Taxes, assessments, governmental charges or levies and claims for labor, materials and supplies to the extent that payment thereof shall not at the time be required to be made in accordance with the provisions of Section 5.2; (viii) Indebtedness in favor of Prior Lenders consisting of reimbursement obligations arising out of letters of credit issued by Prior Lenders under the Prior Lender Credit Agreement provided the same are fully cash collateralized (the "Prior Lender Letter of Credit Cash Collateral"),
         (ix) Indebtedness not otherwise permitted by this Section of not more than $1,000,000 in the aggregate at any time outstanding; and (x) Indebtedness consisting of intercompany loans by any Borrower to any other Borrower.

                  (b) No Credit Party shall, directly or indirectly, voluntarily purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Indebtedness, other than (i) the Obligations, (ii) Indebtedness secured by a Permitted Encumbrance if the asset securing such Indebtedness has been sold or otherwise disposed of in accordance with Sections 6.8(b) or (c) and
         (iii) other Indebtedness (excluding Subordinated Debt) not in excess of $500,000.

         6.4. Employee Loans and Affiliate Transactions.

                  (a) No Credit Party shall enter into or be a party to any transaction with any other Credit Party or any Affiliate thereof except in the ordinary course of and pursuant to the reasonable requirements of such Credit Party's business and upon fair and reasonable terms that are no less favorable to such Credit Party than would be obtained in a comparable arm's length transaction with a Person not an Affiliate of such Credit Party. In addition, if any such transaction or series of related transactions involves payments in excess of $100,000 in the aggregate, the terms of these transactions if not previously disclosed in Disclosure Schedule (6.4(a)) must be disclosed in advance to Agent and Lenders. All such transactions existing as of the date hereof are described on Disclosure Schedule (6.4(a)).

                  (b) No Credit Party shall enter into any lending or borrowing transaction with any employees of any Credit Party, except loans to their respective employees on an arm's-length basis in the ordinary course of business consistent with past practices for travel expenses, relocation costs and similar purposes and stock option financing up to a maximum of $250,000 in the aggregate at any one time outstanding.

                  (c) Except to comply with employment agreements existing as of the Closing Date, Credit Parties shall not increase the direct or indirect compensation (excluding stock options) of each of the ten most highly compensated employees of the Credit Parties, by more than 10% per annum in excess of the current compensation level for those employees, expressed as a dollar amount and set forth in Disclosure Schedule (6.4(c)).

         6.5. Capital Structure and Business. No Credit Party shall (a) make any changes in any of its business objectives, purposes or operations which could in any way adversely affect the repayment of the Loans or any of the other Obligations or could reasonably be expected to have or result in a Material Adverse Effect, (b) make any change in its capital structure as described on Disclosure Schedule (3.8), including the issuance of any shares of Stock, warrants or other securities convertible into Stock or any revision of the terms of its outstanding Stock, or (c) amend its charter or bylaws in a manner which would adversely affect Agent or Lenders or such Credit Party's duty or ability to repay the Obligations. No Credit Party shall engage in any business other than the businesses currently engaged in by it or businesses reasonably related thereto.

         6.6. Guaranteed Indebtedness. No Credit Party shall create, incur, assume or permit to exist any Guaranteed Indebtedness except (a) by endorsement of instruments or items of payment for deposit to the general account of any Credit Party, and (b) for Guaranteed Indebtedness incurred for the benefit of any other Credit Party if the primary obligation is expressly permitted by this Agreement.

         6.7. Liens. No Credit Party shall, and Agent does not authorize any Credit Party to, create, incur, assume or permit to exist any Lien on or with respect to its Accounts or any of its other properties or assets (whether now owned or hereafter acquired) except for (a) Permitted Encumbrances; (b) Liens in existence on the date hereof and summarized on Disclosure Schedule (6.7); (c) Liens securing the Revolving Credit Facility to the extent permitted by Section 2.1(d), (d) Liens created after the date hereof by conditional sale or other title retention agreements (including Capital Leases) or in connection with purchase money Indebtedness with respect to Equipment and Fixtures acquired by any Credit Party in the ordinary course of business, involving the incurrence of an aggregate amount of purchase money Indebtedness and Capital Lease Obligations of not more than $500,000 outstanding at any one time for all such Liens (provided that such Liens attach only to the assets subject to such purchase money debt and such Indebtedness is incurred within twenty (20) days following such purchase and does not exceed 100% of the purchase price of the subject assets), and (e) Liens in favor of Prior Lenders on the Prior Lender Letter of Credit Cash Collateral. In addition, no Credit Party shall become a party to any agreement, note, indenture or instrument, or take any other action, which would prohibit the creation of a Lien on any of its properties or other assets in favor of Agent, on behalf of itself and Lenders, as additional collateral for the Obligations, except operating leases, Capital Leases or Licenses which prohibit Liens upon the assets that are subject thereto.

         6.8. Sale of Stock and Assets. No Credit Party shall, and Agent does not authorize any Credit Party to, sell, transfer, convey, assign or otherwise dispose of any of its properties or other assets, including the capital Stock of any of its Domestic Subsidiaries (whether in a public or a private offering or otherwise) or any of their Accounts, other than (a) the sale of Inventory in the ordinary course of business, (b) with Agent's prior written consent (such consent not to be unreasonably withheld), the sale, transfer, conveyance or other disposition by a Credit Party of Equipment during the term of this Agreement having an Orderly Liquidation Value not exceeding $50,000,000 in the aggregate, provided however, no disposition may occur if and to the extent that any such contemplated disposition is for a cash amount which is less than the Orderly Liquidation Value of any such asset, (c) the sale, transfer, conveyance or other disposition by Borrowers of the AWI Agreement or the Polymer Stock, (d) transfers between Credit Parties provided that Agent maintains a first priority perfected security interest in the asset transferred, (e) sales of the Capital Stock of any Foreign Subsidiary, and (f) the sale, transfer, conveyance or other disposition by a Credit Party of Equipment or Fixtures that are obsolete or no longer used or useful in such Credit Party's business and having a value not exceeding $1,000,000 in the aggregate in any Fiscal Year, provided such Equipment or Fixtures is replaced by Equipment or Fixtures of comparable value or worth and provided further that Agent maintains a first priority perfected security interest in the replacement Equipment or Fixtures.

With respect to any disposition of assets or other properties permitted pursuant to clause (b) or (c) above, Agent agrees on reasonable prior written notice to release its Lien on such assets or other properties in order to permit the applicable Credit Party to effect such disposition and shall execute and deliver to Borrowers, at Borrowers' expense, appropriate UCC-3 termination statements and other releases as reasonably requested by Borrowers.

         6.9. ERISA. No Credit Party shall cause or permit to occur an event which could result in the imposition of a Lien under Section 412 of the IRC or
Section 302 or 4068 of ERISA or cause or permit to occur an ERISA Event to the extent such ERISA Event could reasonably be expected to have a Material Adverse Effect.

         6.10. Financial Covenants. Borrowers shall not breach or fail to comply with any of the Financial Covenants (the "Financial Covenants") set forth in Annex G.

         6.11. Intentionally Omitted.

         6.12. Sale-Leasebacks. Except for the synthetic lease in Brownsville, Texas, no Credit Party shall engage in any sale-leaseback or synthetic lease involving any of its assets.

         6.13. Cancellation of Indebtedness. No Credit Party shall cancel any claim or debt owing to it, except for (a) reasonable consideration negotiated on an arm's-length basis and in the ordinary course of its business consistent with past practices, and (b) customary write downs and charge offs for bad debts consistent with past practices.

         6.14. Restricted Payments. No Credit Party shall make any Restricted Payment, except (a) intercompany loans and advances between Borrowers to the extent permitted by Section 6.3 above, (b) dividends and distributions by Subsidiaries of any Borrower paid to such Borrower, (c) employee loans permitted under Section 6.4(b) above, (d) scheduled payments of interest with respect to the Subordinated Debt; (e) payment of directors' fees and reimbursable expenses of directors consistent with past practices; (f) payment of a cash dividend in any calendar quarter of not more than $500,000 in the aggregate with respect to International's common stock; and (g) Permitted Company Redemption on or after January 1, 2001; provided that no Default or Event of Default shall have occurred and be continuing or would result after giving effect to any payment pursuant to clause (d), or (f) or (g) above.

         6.15. Change of Corporate Name or Location; Change of Fiscal Year. No Credit Party shall (a) change its corporate name, or (b) change its chief executive office, principal place of business, state of incorporation, corporate offices or warehouses or locations at which Collateral is held or stored, or the location of its records concerning the Collateral, in any case without at least thirty (30) days prior written notice to Agent and after Agent's written acknowledgment that any reasonable action requested by Agent in connection therewith, including to continue the perfection of any Liens in favor of Agent, on behalf of Lenders, in any Collateral, has been completed or taken, and provided that any such new location shall be in the continental United States. No Credit Party shall change its Fiscal Year. Without limiting the foregoing, no Credit Party shall change its name, identity or corporate structure in any manner that might make any financing statement or continuation statement filed in connection herewith seriously misleading within the meaning Section 9-506 of the Code or any other then applicable provision of the Code except upon prior written notice to Agent and Lenders and after Agent's written acknowledgement that any reasonable action requested by Agent in connection therewith, including to continue the perfection of any Liens in favor of Agent, on behalf of Lenders, in any Collateral, has been completed or taken.

         6.16. No Impairment of Intercompany Transfers. No Credit Party shall directly or indirectly enter into or become bound by any agreement, instrument, indenture or other obligation (other than this Agreement and the other Loan Documents) which could directly or indirectly restrict, prohibit or require the consent of any Person with respect to the payment of dividends or distributions or the making or repayment of intercompany loans by a Subsidiary of any Borrower to any Borrower or between Borrowers.

         6.17. No Speculative Transactions. No Credit Party shall engage in any transaction that is speculative and not for hedging purposes involving commodity options, futures contracts or similar transactions, except solely to hedge against fluctuations in the prices of commodities owned or purchased by it and the values of foreign currencies receivable or payable by it and interest swaps, caps or collars.

         6.18. Leases. No Credit Party shall enter into any operating lease for Equipment or Real Estate, if the aggregate of all such operating lease payments payable in any year for Borrowers and their Domestic Subsidiaries on a consolidated basis would exceed $6,000,000.

         6.19. Changes Relating to Subordinated Debt. No Credit Party shall change or amend the terms of any Subordinated Debt (or any indenture or agreement in connection therewith) if the effect of such amendment is to: (a) increase the interest rate on such Subordinated Debt; (b) change the dates upon which payments of principal or interest are due on such Subordinated Debt other than to extend such dates; (c) change any default or event of default other than to delete or make less restrictive any default provision therein, or add any covenant with respect to such Subordinated Debt; (d) change the redemption or prepayment provisions of such Subordinated Debt other than to extend the dates therefor or to reduce the premiums payable in connection therewith; (e) grant any security or collateral to secure payment of such Subordinated Debt; or (f) change or amend any other term if such change or amendment would materially increase the obligations of the obligor or confer additional material rights to the holder of such Subordinated Debt in a manner adverse to any Credit Party, Agent or any Lender.

         6.20. Credit Parties Other than Borrowers. None of the Credit Parties other than Borrowers shall engage in any assembly, manufacturing or distribution trade or business, or own any material assets or incur any Indebtedness or Guaranteed Indebtedness (other than the Obligations).

7. TERM

         7.1. Termination. The financing arrangements contemplated hereby shall be in effect until the Commitment Termination Date, and the Loans and all other Obligations shall be automatically due and payable in full on such date.

         7.2. Survival of Obligations Upon Termination of Financing Arrangements. Except as otherwise expressly provided for in the Loan Documents, no termination or cancellation (regardless of cause or procedure) of any financing arrangement under this Agreement shall in any way affect or impair the obligations, duties and liabilities of the Credit Parties or the rights of Agent and Lenders relating to any unpaid portion of the Loans or any other Obligations, due or not due, liquidated, contingent or unliquidated or any transaction or event occurring prior to such termination, or any transaction or event, the performance of which is required after the Commitment Termination Date. Except as otherwise expressly provided herein or in any other Loan Document, all undertakings, agreements, covenants, warranties and representations of or binding upon the Credit Parties, and all rights of Agent and each Lender, all as contained in the Loan Documents, shall not terminate or expire, but rather shall survive any such termination or cancellation and shall continue in full force and effect until the Termination Date; provided however, that in all events the provisions of Section 11 and the indemnities contained in the Loan Documents shall survive the Termination Date for a period of seven (7) years.

8. EVENTS OF DEFAULT: RIGHTS AND REMEDIES

         8.1. Events of Default. The occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an "Event of Default" hereunder:

                  (a) Any Borrower (i) fails to make any payment of principal of, or interest on, or Fees owing in respect of, the Loans or any of the other Obligations within three (3) Business Days of when such payment is due and payable, or (ii) fails to pay or reimburse Agent or Lenders for any expense reimbursable hereunder or under any other Loan Document within ten (10) days following Agent's demand for such reimbursement or payment of expenses.

                  (b) Any Credit Party shall fail or neglect to perform, keep or observe any of the provisions of Sections 1.4, 1.8, 5.4, 5.8 or 6, or any of the provisions set forth in Annexes C or G, respectively.

                  (c) Any Borrower shall fail or neglect to perform, keep or observe any of the provisions of Section 4 or any provisions set forth in Annexes E or F, respectively, and the same shall remain unremedied for five (5) days or more.

                  (d) Any Credit Party shall fail or neglect to perform, keep or observe any other provision of this Agreement or of any of the other Loan Documents (other than any provision embodied in or covered by any other clause of this Section 8.1) and the same shall remain unremedied for thirty (30) days or more.

                  (e) A default or breach shall occur under any other agreement, document or instrument to which any Credit Party is a party which is not cured within any applicable grace period, and such default or breach (i) involves the failure to make any payment when due in respect of any Indebtedness (other than the Obligations) of any Credit Party in excess of $4,000,000 in the aggregate, or (ii) causes, or permits any holder of such Indebtedness or a trustee to cause, Indebtedness or a portion thereof in excess of

         $4,000,000 in the aggregate to become due prior to its stated maturity or prior to its regularly scheduled dates of payment.

                  (f) Any representation or warranty herein or in any Loan Document or in any written statement, report, financial statement or certificate made or delivered to Agent or any Lender by any Credit Party is untrue or incorrect in any material respect as of the date when made or deemed made.

                  (g) Assets of any Credit Party with a book value of $750,000 or more shall be attached, seized, levied upon or subjected to a writ or distress warrant, or come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors of any Credit Party and such condition continues for thirty (30) days or more.

                  (h) A case or proceeding shall have been commenced against any Credit Party seeking a decree or order in respect of any Credit Party
         (i) under Title 11 of the United States Code, as now constituted or hereafter amended or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) appointing a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for any Credit Party or of any substantial part of any such Person's assets, or (iii) ordering the winding-up or liquidation of the affairs of any Credit Party, and such case or proceeding shall remain undismissed or unstayed for sixty (60) days or more or such court shall enter a decree or order granting the relief sought in such case or proceeding.

                  (i) Any Credit Party (i) shall file a petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) shall fail to contest in a timely and appropriate manner or shall consent to the institution of proceedings thereunder or to the filing of any such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) of any Credit Party or of any substantial part of any such Person's assets, (iii) shall make an assignment for the benefit of creditors,
         (iv) shall take any corporate action in furtherance of any of the foregoing; or (v) shall admit in writing its inability to, or shall be generally unable to, pay its debts as such debts become due.

                  (j) A final judgment or judgments for the payment of money which would result in a Material Adverse Effect (other than a judgment for which a financially sound and reputable insurer has admitted liability) shall be rendered against any Credit Party and the same shall not, within sixty (60) days after the entry thereof, have been discharged or execution thereof stayed or bonded pending appeal, or shall not have been discharged prior to the expiration of any such stay.

                  (k) Any material provision of any Loan Document shall for any reason cease to be valid, binding and enforceable in accordance with its terms (or any Credit Party shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms), or any security interest created under any Loan Document shall cease to be a valid and perfected first priority security interest or Lien (except as otherwise permitted herein or therein) in any of the Collateral purported to be covered thereby.

                  (l) Any Change of Control shall occur.

                  (m) Any event shall occur, whether or not insured or insurable, as a result of which revenue-producing activities cease or are substantially curtailed at any facility of Borrowers generating more than 20% of Borrowers' consolidated revenues for the Fiscal Year preceding such event and such cessation or curtailment continues for more than twenty (20) days (or, if any such event is insured, including business interruption insurance at the levels necessary to compensate such affected Borrower for its losses during such period, one hundred eighty (180) days), except where such event shall result in prepayments to Agent under Section 1.3(d).

                  (n) Any default or breach by any Borrower shall occur and be continuing under the Revolving Credit Facility or the Revolving Credit Facility shall be terminated, reduced below the face amount of $20,000,000, or International shall be unable to borrow the full amount of Revolving Credit Facility (less any reserve thereunder to pay Fees to Agent from time to time) for any reason.

                  (o) Any default or breach by any Borrower shall occur and be continuing under any agreement, including without limitation, any security agreement, pledge agreement, credit agreement or loan agreement, any note, loan or lease, including without limitation, any personal property lease, real property lease, synthetic lease or aircraft lease, or any credit facility with or in favor of GE Capital, either individually, or as agent for others, and any modification, extension, amendment or restatement of any of the foregoing.

         8.2. Remedies.

                  (a) If any Default or Event of Default shall have occurred and be continuing, Agent may (and at the written request of Requisite Lenders shall), without notice except as otherwise expressly provided herein, increase the rate of interest applicable to the Loans to the Default Rate.

                  (b) If any Event of Default shall have occurred and be continuing, Agent may (and at the written request of the Requisite Lenders shall), without notice, (i) declare all or any portion of the Obligations, including all or any portion of any Loan to be forthwith due and payable, all without presentment, demand, protest or further notice of any kind, all of which are expressly waived by Borrowers and each other Credit Party; and (ii) exercise any rights and remedies provided to Agent under the Loan Documents and/or at law or equity, including all remedies provided under the Code; provided, however, that upon the occurrence of an Event of Default specified in Sections 8.1(g), (h) or (i), all of the Obligations shall become immediately due and payable without declaration, notice or demand by any Person. If Agent declares all or any portion of the Obligations to be due and payable under clause (i) above, Agent shall use its best efforts to promptly notify

         Borrower Representative of such declaration, provided that failure to notify shall not rescind or otherwise adversely impact any such declaration.

         8.3. Waivers by Credit Parties. Except as otherwise provided for in this Agreement or by applicable law, each Credit Party waives (including for purposes of Section 12): (a) presentment, demand and protest and notice of presentment, dishonor, notice of intent to accelerate, notice of acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by Agent on which any Credit Party may in any way be liable, and hereby ratifies and confirms whatever Agent may do in this regard, and (b) the benefit of all valuation, appraisal, marshaling and exemption laws.

9. ASSIGNMENT AND PARTICIPATIONS; APPOINTMENT OF AGENT

         9.1. Assignment and Participations.

                  (a) The Credit Parties signatory hereto consent to any Lender's assignment of, and/or sale of participations in, at any time or times, the Loan Documents, Loans, and any Commitment or of any portion thereof or interest therein, including any Lender's rights, title, interests, remedies, powers or duties thereunder, whether evidenced by a writing or not. Any assignment by a Lender shall (i) require the consent of Agent (which such consent shall not be unreasonably withheld or delayed), provided that any assignment to an existing Lender or an Affiliate of an existing Lender shall not require the consent of the Agent, provided that the parties to any such assignment have given prior written notice of such assignment to Agent,
         (ii) require the execution of an assignment agreement (an "Assignment Agreement") substantially in the from attached hereto as Exhibit 9.1(a) and otherwise in form and substance satisfactory to, and acknowledged by, Agent; (iii) be conditioned on such assignee Lender representing to the assigning Lender and Agent that it is purchasing the applicable Loans to be assigned to it for its own account, for investment purposes and not with a view to the distribution thereof; (iv) if a partial assignment, be in an amount at least equal to $5,000,000 and, after giving effect to any such partial assignment, the assigning Lender shall have retained Commitments in an amount at least equal to $5,000,000; and (v) include a payment to Agent of an assignment fee of $3,500. In the case of an assignment by a Lender under this Section 9.1, the assignee shall have, to the extent of such assignment, the same rights, benefits and obligations as it would if it were a Lender hereunder. The assigning Lender shall be relieved of its obligations hereunder with respect to its Commitments or assigned portion thereof from and after the date of such assignment. Each Borrower hereby acknowledges and agrees that any assignment will give rise to a direct obligation of Borrowers to the assignee and that the assignee shall be considered to be a "Lender". In all instances, each Lender's liability to make Loans hereunder shall be several and not joint and shall be limited to such Lender's Pro Rata Share of the applicable Commitment. In the event Agent or any Lender assigns or otherwise transfers all or any part of the Obligations, Agent shall so notify Borrowers and Borrowers shall, upon the request of Agent, execute new Notes in exchange for the Notes, if any, being assigned. Notwithstanding the foregoing provisions of this Section 9.1(a), any Lender may at any time pledge the Obligations held by it and such Lender's rights under this Agreement and the other Loan Documents to a Federal Reserve Bank, and any Lender that is an investment fund may assign the Obligations held by it and such Lender's rights under this Agreement and the other Loan Documents to another investment fund managed by the same investment advisor; provided, however, that no such pledge to a Federal Reserve Bank shall release such Lender from such Lender's obligations hereunder or under any other Loan Document.

                  (b) Any participation by a Lender of all or any part of its Commitments shall be made with the understanding that all amounts payable by Borrowers hereunder shall be determined as if that Lender had not sold such participation. Solely for purposes of Sections 1.13, 1.15, 1.16 and 9.8, each Borrower acknowledges and agrees that a participation shall give rise to a direct obligation of Borrowers to the participant and the participant shall be considered to be a "Lender". Except as set forth in the preceding sentence no Borrower or Credit Party shall have any obligation or duty to any participant. Neither Agent nor any Lender (other than the Lender selling a participation) shall have any duty to any participant and may continue to deal solely with the Lender selling a participation as if no such sale had occurred.

                  (c) Except as expressly provided in this Section 9.1, no Lender shall, as between Borrowers and that Lender, or Agent and that Lender, be relieved of any of its obligations hereunder as a result of any sale, assignment, transfer or negotiation of, or granting of participation in, all or any part of the Loans, the Notes or other Obligations owed to such Lender.

                  (d) Each Credit Party executing this Agreement shall assist any Lender permitted to sell assignments or participations under this
         Section 9.1 as reasonably required to enable the assigning or selling Lender to effect any such assignment or participation, including the execution and delivery of any and all agreements, notes and other documents and instruments as shall be requested and, if requested by Agent, the preparation of informational materials for, and the participation of management in meetings with, potential assignees or participants. Each Credit Party executing this Agreement shall certify the correctness, completeness and accuracy of all descriptions of the Credit Parties and their affairs contained in any selling materials provided by them and all other information provided by them and included in such materials, except that any Projections delivered by Borrowers shall only be certified by Borrowers as having been prepared by Borrowers in compliance with the representations contained in
         Section 3.4(c).

                  (e) A Lender may furnish any information concerning Credit Parties in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants) but in no case shall such material be provided to any competitor, customer or supplier of a Credit Party without the consent of such Credit Party. Each Lender shall obtain from assignees or participants confidentiality covenants substantially equivalent to those contained in Section 11.8 prior to providing any information concerning any Credit Party.

                  (f) So long as no Event of Default shall have occurred and be continuing, no Lender shall assign or sell participations in any portion of its Loans or Commitments to a potential Lender or participant, if, as of the date of the proposed assignment or sale, the assignee Lender or participant would be subject to capital adequacy or similar requirements under Section 1.16(a), increased costs under
         Section 1.16(b) or withholding taxes in accordance with Section
         1.15(a).

         9.2. Appointment of Agent.

                  (a) GE Capital is hereby appointed to act on behalf of all Lenders as Agent under this Agreement and the other Loan Documents. The provisions of this Section 9.2 are solely for the benefit of Agent and Lenders and no Credit Party nor any other Person shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement and the other Loan Documents, Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any Credit Party or any other Person. Agent shall have no duties or responsibilities except for those expressly set forth in this Agreement and the other Loan Documents. The duties of Agent shall be mechanical and administrative in nature and Agent shall not have, or be deemed to have, by reason of this Agreement, any other Loan Document or otherwise a fiduciary relationship in respect of any Lender. Neither Agent nor any of its Affiliates nor any of their respective officers, directors, employees, agents or representatives shall be liable to any Lender for any action taken or omitted to be taken by it hereunder or under any other Loan Document, or in connection herewith or therewith, except for damages caused by its or their own gross negligence or willful misconduct.

                  (b) If Agent shall request instructions from Requisite Lenders or all affected Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Loan Document, then Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from Requisite Lenders or all affected Lenders, as the case may be, and Agent shall not incur liability to any Person by reason of so refraining. Agent shall be fully justified in failing or refusing to take any action hereunder or under any other Loan Document
         (a) if such action would, in the opinion of Agent, be contrary to law or the terms of this Agreement or any other Loan Document, (b) if such action would, in the opinion of Agent, expose Agent to Environmental Liabilities or (c) if Agent shall not first be indemnified to its satisfaction by Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting hereunder or under any other Loan Document in accordance with the instructions of Requisite Lenders or all affected Lenders, as applicable.

         9.3. Agent's Reliance, Etc. Neither Agent nor any of its Affiliates nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by them under or in connection with this Agreement or the other Loan Documents, except for damages caused by their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, Agent: (a) may treat the payee of any Note as the holder thereof until Agent receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to Agent; (b) may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made in or in connection with this Agreement or the other Loan Documents; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of any Credit Party or to inspect the Collateral (including the books and records) of any Credit Party;
(e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; and (f) shall incur no liability under or in respect of this Agreement or the other Loan Documents by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopy, telegram, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties.

         9.4. GE Capital and Affiliates. With respect to its Commitments hereunder, GE Capital shall have the same rights and powers under this Agreement and the other Loan Documents as any other Lender and may exercise the same as though it was not Agent; and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated, include GE Capital in its individual capacity. GE Capital and its Affiliates may lend money to, invest in, and generally engage in any kind of business with, any Credit Party, any of their Affiliates and any Person who may do business with or own securities of any Credit Party or any such Affiliate, all as if GE Capital was not Agent and without any duty to account therefor to Lenders. GE Capital and its Affiliates may accept fees and other consideration from any Credit Party for services in connection with this Agreement or otherwise without having to account for the same to Lenders. Each Lender acknowledges the potential conflict of interest between GE Capital as a Lender holding disproportionate interests in the Loans and GE Capital as Agent.

         9.5. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender and based on the Financial Statements referred to in Section 3.4(a) and such other documents and information as it has deemed appropriate, made its own credit and financial analysis of the Credit Parties and its own decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement. Each Lender acknowledges the potential conflict of interest of each other Lender as a result of Lenders holding disproportionate interests in the Loans, and expressly consents to, and waives any claim based upon, such conflict of interest.

         9.6. Indemnification. Lenders agree to indemnify Agent (to the extent not reimbursed by Credit Parties and without limiting the obligations of Borrowers hereunder), ratably according to their respective Pro Rata Shares, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against Agent in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted by Agent in connection therewith; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent's gross negligence or willful misconduct. Without limiting the foregoing, each Lender agrees to reimburse Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and each other Loan Document, to the extent that Agent is not reimbursed for such expenses by Credit Parties.

         9.7. Successor Agent. Agent may resign at any time by giving not less than thirty (30) days' prior written notice thereof to Lenders and Borrower Representative. Upon any such resignation of Agent, the Requisite Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within 30 days after the resigning Agent's giving notice of resignation, then the resigning Agent may, on behalf of Lenders, appoint a successor Agent, which shall be a Lender, as the case may be, if a Lender is willing to accept such appointment, or otherwise shall be a commercial bank or financial institution or a subsidiary of a commercial bank or financial institution if such commercial bank or financial institution is organized under the laws of the United States of America or of any State thereof and has a combined capital and surplus of at least $300,000,000. If no successor Agent has been appointed pursuant to the foregoing, by the 30th day after the date such notice of resignation was given by the resigning Agent, such resignation shall become effective and the Requisite Lenders, as applicable, shall thereafter perform all the duties of Agent hereunder until such time, if any, as the Requisite Lenders appoint a successor Agent as provided above. Any successor Agent appointed by Requisite Lenders hereunder shall be subject to the approval of Borrower Representative, such approval not to be unreasonably withheld or delayed; provided that such approval shall not be required if a Default or an Event of Default shall have occurred and be continuing. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the resigning Agent. Upon the earlier of the acceptance of any appointment as Agent hereunder by a successor Agent or the effective date of the resigning Agent's resignation, the resigning Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents, except that any indemnity rights or other rights in favor of such resigning Agent shall continue. After any resigning Agent's resignation hereunder, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents.

         9.8. Setoff and Sharing of Payments. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default, each Lender and each holder of any Note is hereby authorized at any time or from time to time, without notice to any Credit Party or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all balances held by it at any of its offices for the account of any Borrower or Guarantor (regardless of whether such balances are then due to such Borrower or Guarantor) and any other properties or assets any time held or owing by that Lender or that holder to or for the credit or for the account of any Borrower or Guarantor against and on account of any of the Obligations which are not paid when due. Any Lender or holder of any Note exercising a right to set off or otherwise receiving any payment on account of the Obligations in excess of its Pro Rata Share thereof shall purchase for cash (and the other Lenders or holders shall sell) such participations in each such other Lender's or holder's Pro Rata Share of the Obligations as would be necessary to cause such Lender to share the amount so set off or otherwise received with each other Lender or holder in accordance with their respective Pro Rata Shares. Each Credit Party that is a Borrower or Guarantor agrees, to the fullest extent permitted by law, that (a) if an Event of Default under Section 8.1(a) exists or the Obligations have been accelerated pursuant to Section 8.2(b), any Lender or holder may exercise its right to set off with respect to amounts in excess of its Pro Rata Share of the Obligations and may sell participations in such amount so set off to other Lenders and holders (but the same shall not change the amount of the Obligations due and owing to Lenders from Borrowers) and (b) any Lender or holders so purchasing a participation in the Loans made or other Obligations held by other Lenders or holders may exercise all rights of set-off, bankers' lien, counterclaim or similar rights with respect to such participation as fully as if such Lender or holder were a direct holder of the Loans and the other Obligations in the amount of such participation. Notwithstanding the foregoing, if all or any portion of the set-off amount or payment otherwise received is thereafter recovered from the Lender that has exercised the right of set-off, the purchase of participations by that Lender shall be rescinded and the purchase price restored without interest.

         9.9. Information; Actions in Concert.

                  (a) Return of Payments.

                           (i) If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from Borrowers and such related payment is not received by Agent, then Agent will be entitled to recover such amount from such Lender on demand without set-off, counterclaim or deduction of any kind.

                           (ii) If Agent determines at any time that any amount received by Agent under this Agreement must be returned to any Borrower or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Loan Document, Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to any Borrower or such other Person, without set-off, counterclaim or deduction of any kind.

                  (b) Dissemination of Information. Agent will use reasonable efforts to provide Lenders with any notice of Default or Event of Default received by Agent from, or delivered by Agent to, any Credit Party, with notice of any Event of Default of which Agent has actually become aware and with notice of any action taken by Agent following any Event of Default; provided, however, that Agent shall not be liable to any Lender for any failure to do so, except to the extent that such failure is attributable to Agent's gross negligence or willful misconduct. Lenders acknowledge that Borrowers are required to provide Financial Statements and Collateral Reports to Agent in accordance with Annexes E and F hereto, and Agent acknowledges that upon receipt Agent shall promptly provide copies of such Financial Statements and Collateral Reports to each Lender.

                  (c) Actions in Concert. Anything in this Agreement to the contrary notwithstanding, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights arising out of this Agreement or the Notes (including exercising any rights of set-off) without first obtaining the prior written consent of Agent and Requisite Lenders, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and the Notes shall be taken in concert and at the direction or with the consent of Agent.

10. SUCCESSORS AND ASSIGNS

         10.1. Successors and Assigns. This Agreement and the other Loan Documents shall be binding on and shall inure to the benefit of each Credit Party, Agent, Lenders and their respective successors and assigns (including, in the case of any Credit Party, a debtor-in-possession on behalf of such Credit Party), except as otherwise provided herein or therein. No Credit Party may assign, transfer, hypothecate or otherwise convey its rights, benefits, obligations or duties hereunder or under any of the other Loan Documents without the prior express written consent of Agent and Requisite Lenders. Any such purported assignment, transfer, hypothecation or other conveyance by any Credit Party without the prior express written consent of Agent and Required Lenders shall be void. The terms and provisions of this Agreement are for the purpose of defining the relative rights and obligations of each Credit Party, Agent, and Lenders with respect to the transactions contemplated hereby and no Person shall be a third party beneficiary of any of the terms and provisions of this Agreement or any of the other Loan Documents.

11. MISCELLANEOUS

         11.1. Complete Agreement; Modification of Agreement. The Loan Documents constitute the complete agreement between the parties with respect to the subject matter thereof and may not be modified, altered or amended except as set forth in Section 11.2 below. Any letter of interest, commitment letter, and/or fee letter (other than the GE Capital Fee Letter) and/or confidentiality agreement between any Credit Party and Agent or any Lender or any of their respective Affiliates, predating this Agreement and relating to a financing of substantially similar form, purpose or effect shall be superseded by this Agreement.

         11.2. Amendments and Waivers.

                  (a) Except for actions expressly permitted to be taken by Agent, no amendment, modification, termination or waiver of any provision of this Agreement or any other Loan Document, or any consent to any departure by any Credit Party therefrom, shall in any event be effective unless the same shall be in writing and signed by Borrowers, and by Requisite Lenders or all affected Lenders as applicable. Except as set forth in clause (b) below, all such amendments, modifications, terminations or waivers requiring the consent of any Lenders shall require the written consent of Requisite Lenders.

                  (b) No amendment, modification, termination or waiver shall, unless in writing and signed by Agent and each Lender directly affected thereby, do any of the following: (i) increase the principal amount of any Lender's Commitment (which action shall be deemed to directly affect all Lenders); (ii) reduce the principal of, rate of interest on or Fees payable with respect to any Loan of any affected Lender; (iii) extend any scheduled payment date or final maturity date of the principal amount of any Loan of any affected Lender; (iv) waive, forgive, defer, extend or postpone any payment of interest or Fees as to any affected Lender; (v) except as otherwise permitted herein or in the other Loan Documents, release, agree to any subordinate lien on, or permit any Credit Party to sell or otherwise dispose of, any Collateral with a book value exceeding $5,000,000 in the aggregate (which action shall be deemed to directly affect all Lenders); (vi) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans which shall be required for Lenders or any of them to take any action hereunder; and (vii) amend or waive this Section
         11.2 or the definition of the term "Requisite Lenders", insofar as such definition affects the substance of this Section 11.2. Furthermore, no amendment, modification, termination or waiver affecting the rights or duties of Agent under this Agreement or any other Loan Document shall be effective unless in writing and signed by Agent, in addition to Lenders required hereinabove to take such action. Each amendment, modification, termination or waiver shall be effective only in the specific instance and for the specific purpose for which it was given. No amendment, modification, termination or waiver shall be required for Agent to take additional Collateral pursuant to any Loan Document. No amendment, modification, termination or waiver of any provision of any Note shall be effective without the written concurrence of the holder of that Note. No notice to or demand on any Credit Party in any case shall entitle such Credit Party or any other Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 11.2 shall be binding upon each holder of the Notes at the time outstanding and each future holder of the Notes.

                  (c) If, in connection with any proposed amendment, modification, waiver or termination (a "Proposed Change"):

                           (i) requiring the consent of all affected Lenders, the consent of Requisite Lenders is obtained, but the consent of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described this clause (i) and in clause (ii) below being referred to as a "Non-Consenting Lender"), or

                           (ii) requiring the consent of Requisite Lenders, the consent of Lenders holding 51% or more of the aggregate Commitments is obtained, but the consent of Requisite Lenders is not obtained, then, so long as Agent is not a Non-Consenting Lender, at Borrower Representative's request, Agent or a Person acceptable to Agent shall have the right with Agent's consent and in Agent's sole discretion (but shall have no obligation) to purchase from such Non-Consenting Lenders, and such Non-

         Consenting Lenders agree that they shall, upon Agent's request, sell and assign to Agent or such Person, all of the Commitments of such Non-Consenting Lender for an amount equal to the principal balance of all Loans held by the Non-Consenting Lender and all accrued interest and Fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment Agreement.

                  (d) Upon indefeasible payment in full in cash and performance of all of the Obligations (other than indemnification Obligations under Section 1.13) and a release of all claims against Agent and Lenders, and so long as no suits, actions, proceedings, or claims are pending or threatened against any Indemnified Person asserting any damages, losses or liabilities that are Indemnified Liabilities, Agent shall deliver to Borrowers termination statements, mortgage releases and other documents necessary or appropriate to evidence the termination of the Liens securing payment of the Obligations.

         11.3. Fees and Expenses. Borrowers shall reimburse Agent for all out-of-pocket expenses incurred in connection with the preparation of the Loan Documents (including the reasonable fees and expenses of all of its special loan counsel, advisors, consultants and auditors retained in connection with the Loan Documents and the Related Transactions and advice in connection therewith). Borrowers shall reimburse Agent (and, with respect to clauses (c) and (d) below, all Lenders) for all fees, costs and expenses, including the reasonable fees, costs and expenses of counsel or other advisors (including environmental and management consultants and appraisers) for advice, assistance, or other representation in connection with:

                  (a) the forwarding to Borrowers or any other Person on behalf of Borrowers by Agent of the proceeds of the Loans;

                  (b) any amendment, modification or waiver of, or consent with respect to, any of the Loan Documents or advice in connection with the administration of the Loans made pursuant hereto or its rights hereunder or thereunder;

                  (c) any litigation, contest, dispute, suit, proceeding or action (whether instituted by Agent, any Lender, any Borrower or any other Person) in any way relating to the Collateral, any of the Loan Documents or any other agreement to be executed or delivered in connection therewith or herewith, whether as party, witness, or otherwise, including any litigation, contest, dispute, suit, case, proceeding or action, and any appeal or review thereof, in connection with a case commenced by or against any or all of the Borrowers or any other Person that may be obligated to Agent by virtue of the Loan Documents; including any such litigation, contest, dispute, suit, proceeding or action arising in connection with any work-out or restructuring of the Loans during the pendency of one or more Events of Default; provided that in the case of reimbursement of counsel for Lenders other than Agent, such reimbursement shall be limited to one counsel for all such Lenders;

                  (d) any attempt to enforce any remedies of Agent against any or all of the Credit Parties or any other Person that may be obligated to Agent or any Lender by virtue of any of the Loan Documents; including any such attempt to enforce any such remedies in the course of any work-out or restructuring of the Loans during the pendency of one or more Events of Default; provided that in the case of reimbursement of counsel for Lenders other than Agent, such reimbursement shall be limited to one counsel for all such Lenders;

                  (e) any work-out or restructuring of the Loans during the pendency of one or more Events of Default;

                  (f) efforts to (i) monitor the Loans or any of the other Obligations, (ii) evaluate, observe or assess any of the Credit Parties or their respective affairs, and (iii) verify, protect, evaluate, assess, appraise, or, after an Event of Default, collect, sell, liquidate or otherwise dispose of any of the Collateral;

including, as to each of clauses (a) through (f) above, all attorneys' and other professional and service providers' fees arising from such services, including those in connection with any appellate proceedings; and all expenses, costs, charges and other fees incurred by such counsel and others in any way or respect arising in connection with or relating to any of the events or actions described in this Section 11.3 shall be payable, on demand, by Borrowers to Agent. Without limiting the generality of the foregoing, such expenses, costs, charges and fees may include: fees, costs and expenses of accountants, environmental advisors, appraisers, investment bankers, management and other consultants and paralegals; court costs and expenses; photocopying and duplication expenses; court reporter fees, costs and expenses; long distance telephone charges; air express charges; telegram or telecopy charges; secretarial overtime charges; and reasonable expenses for travel, lodging and food paid or incurred in connection with the performance of such legal or other advisory services.

         11.4. No Waiver. Agent's or any Lender's failure, at any time or times, to require strict performance by the Credit Parties of any provision of this Agreement and any of the other Loan Documents shall not waive, affect or diminish any right of Agent or such Lender thereafter to demand strict compliance and performance therewith. Any suspension or waiver of an Event of Default shall not suspend, waive or affect any other Event of Default whether the same is prior or subsequent thereto and whether the same or of a different type. Subject to the provisions of Section 11.2, none of the undertakings, agreements, warranties, covenants and representations of any Credit Party contained in this Agreement or any of the other Loan Documents and no Default or Event of Default by any Credit Party shall be deemed to have been suspended or waived by Agent or any Lender, unless such waiver or suspension is by an instrument in writing signed by an officer of or other authorized employee of Agent and the applicable required Lenders, and directed to Borrowers specifying such suspension or waiver.

         11.5. Remedies. Agent's and Lenders' rights and remedies under this Agreement shall be cumulative and nonexclusive of any other rights and remedies which Agent or any Lender may have under any other agreement, including the other Loan Documents, by operation of law or otherwise. Recourse to the Collateral shall not be required.

         11.6. Severability. Wherever possible, each provision of this Agreement and the other Loan Documents shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

         11.7. Conflict of Terms. Except as otherwise provided in this Agreement or any of the other Loan Documents by specific reference to the applicable provisions of this Agreement, if any provision contained in this Agreement is in conflict with, or inconsistent with, any provision in any of the other Loan Documents, the provision contained in this Agreement shall govern and control.

         11.8. Confidentiality. Agent and each Lender agree to use commercially reasonable efforts (equivalent to the efforts Agent or such Lender applies to maintaining the confidentiality of its own confidential information) to maintain as confidential all confidential information provided to them by the Credit Parties and designated as confidential for a period of two (2) years following receipt thereof, except that Agent and any Lender may disclose such information
(a) to Persons employed or engaged by Agent or such Lender in evaluating, approving, structuring or administering the Loans and the Commitments; (b) to any bona fide assignee or participant or potential assignee or participant that has agreed to comply with the covenant contained in this Section 11.8 (and any such bona fide assignee or participant or potential assignee or participant may disclose such information to Persons employed or engaged by them as described in clause (a) above); (c) as required or requested by any Governmental Authority or reasonably believed by Agent or such Lender to be compelled by any court decree, subpoena or legal or administrative order or process; (d) as, on the advice of Agent's or such Lender's counsel, required by law; (e) in connection with the exercise of any right or remedy under the Loan Documents or in connection with any Litigation to which Agent or such Lender is a party; or (f) which ceases to be confidential through no fault of Agent or such Lender.

         11.9. GOVERNING LAW. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN ANY OF THE LOAN DOCUMENTS, IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THE LOAN DOCUMENTS AND THE OBLIGATIONS SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF ILLINOIS APPLICABLE TO CONTRACTS MADE AND PERFORMED IN THAT STATE AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA. EACH CREDIT PARTY HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN COOK COUNTY, CITY OF CHICAGO, ILLINOIS SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN THE CREDIT PARTIES, AGENT AND LENDERS PERTAINING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, PROVIDED, THAT AGENT, LENDERS AND THE CREDIT PARTIES ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF COOK COUNTY, CITY OF CHICAGO, ILLINOIS AND, PROVIDED, FURTHER NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE AGENT FROM BRINGING SUIT OR TAKING OTHER

LEGAL ACTION IN ANY OTHER JURISDICTION TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF AGENT. EACH CREDIT PARTY EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH CREDIT PARTY HEREBY WAIVES ANY OBJECTION WHICH SUCH CREDIT PARTY MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS. EACH CREDIT PARTY HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINTS AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO SUCH CREDIT PARTY AT THE ADDRESS SET FORTH IN ANNEX I OF THIS AGREEMENT AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF SUCH CREDIT PARTY'S ACTUAL RECEIPT THEREOF OR THREE (3) BUSINESS DAYS AFTER DEPOSIT IN THE U.S. MAILS, PROPER POSTAGE PREPAID.

         11.10. Notices. Except as otherwise provided herein, whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by any other parties, or whenever any of the parties desires to give or serve upon any other parties any communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and shall be deemed to have been validly served, given or delivered (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the United States Mail, registered or certified mail, return receipt requested, with proper postage prepaid, (b) upon transmission, when sent by telecopy or other similar facsimile transmission (with such telecopy or facsimile promptly confirmed by delivery of a copy by personal delivery or United States Mail as otherwise provided in this Section 11.10), (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address or facsimile number indicated on Annex I or to such other address (or facsimile number) as may be substituted by notice given as herein provided. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to any Person (other than Borrower Representative or Agent) designated on Annex I to receive copies shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication.

         11.11. Section Titles. The Section titles and Table of Contents contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

         11.12. Counterparts. This Agreement may be executed in any number of separate counterparts, each of which shall collectively and separately constitute one agreement.

         11.13. WAIVER OF JURY TRIAL. BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG AGENT, LENDERS AND ANY CREDIT PARTY ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS RELATED THERETO.

         11.14. Press Releases. Each Credit Party executing this Agreement agrees that neither it nor its Affiliates will in the future issue any press releases or other public disclosure, with the exception of disclosures mandated by the rules and regulations of the SEC, using the name of GE Capital or its Affiliates or referring to this Agreement or the other Loan Documents without at least two (2) Business Days' prior notice to GE Capital and without the prior written consent of GE Capital unless (and only to the extent that) such Credit Party or Affiliate is required to do so under law and then, in any event, such Credit Party or Affiliate will consult with GE Capital before issuing such press release or other public disclosure. Each Credit Party consents to the publication by Agent or any Lender of a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement. Agent reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements with Borrowers' consent which shall not be unreasonably withheld or delayed.

         11.15. Reinstatement. This Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against any Borrower for liquidation or reorganization, should any Borrower become insolvent or make an assignment for the benefit of any creditor or creditors or should a receiver or trustee be appointed for all or any significant part of any Borrower's assets, and shall continue to be effective or to be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Obligations, whether as a "voidable preference," "fraudulent conveyance," or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

         11.16. Advice of Counsel. Each of the parties represents to each other party hereto that it has discussed this Agreement and, specifically, the provisions of Sections 11.9 and 11.13, with its counsel.

         11.17. No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

12. CROSS-GUARANTY

         12.1. Cross-Guaranty. Each Borrower hereby agrees that such Borrower is jointly and severally liable for, and hereby absolutely and unconditionally guarantees to Agent and Lenders and their respective successors and assigns, the full and prompt payment (whether at stated maturity, by acceleration or otherwise) and performance of, all Obligations owed or hereafter owing to Agent and Lenders by each other Borrower. Each Borrower agrees that its guaranty obligation hereunder is a continuing guaranty of payment and performance and not of collection, that its obligations under this Section 12 shall not be discharged until payment and performance, in full, of the Obligations has occurred, and that its obligations under this Section 12 shall be absolute and unconditional, irrespective of, and unaffected by,

                  (a) the genuineness, validity, regularity, enforceability or any future amendment of, or change in, this Agreement, any other Loan Document or any other agreement, document or instrument to which any Borrower is or may become a party;

                  (b) the absence of any action to enforce this Agreement (including this Section 12) or any other Loan Document or the waiver or consent by Agent and Lenders with respect to any of the provisions thereof;

                  (c) the existence, value or condition of, or failure to perfect its Lien against, any security for the Obligations or any action, or the absence of any action, by Agent and Lenders in respect thereof (including the release of any such security);

                  (d) the insolvency of any Credit Party; or

                  (e) any other action or circumstances which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor.

Each Borrower shall be regarded, and shall be in the same position, as principal debtor with respect to the Obligations guaranteed hereunder.

         12.2. Waivers by Borrowers. Each Borrower expressly waives all rights it may have now or in the future under any statute, or at common law, or at law or in equity, or otherwise, to compel Agent or Lenders to marshall assets or to proceed in respect of the Obligations guaranteed hereunder against any other Credit Party, any other party or against any security for the payment and performance of the Obligations before proceeding against, or as a condition to proceeding against, such Borrower. It is agreed among each Borrower, Agent and Lenders that the foregoing waivers are of the essence of the transaction contemplated by this Agreement and the other Loan Documents and that, but for the provisions of this Section 12 and such waivers, Agent and Lenders would decline to enter into this Agreement.

         12.3. Benefit of Guaranty. Each Borrower agrees that the provisions of this Section 12 are for the benefit of Agent and Lenders and their respective successors, transferees, endorsees and assigns, and nothing herein contained shall impair, as between any other Borrower and Agent or Lenders, the obligations of such other Borrower under the Loan Documents.

         12.4. Subordination of Subrogation, Etc. Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, and except as set forth in Section 12.7, each Borrower hereby expressly and irrevocably subordinates to payment of the Obligations any and all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or set off and any and all defenses available to a surety, guarantor or accommodation co-obligor until the Obligations are indefeasibly paid in full in cash. Each Borrower acknowledges and agrees that this subordination is intended to benefit Agent and Lenders and shall not limit or otherwise affect such Borrower's liability hereunder or the enforceability of this Section 12, and that Agent, Lenders and their respective successors and assigns are intended third party beneficiaries of the waivers and agreements set forth in this
Section 12.4.

         12.5. Election of Remedies. If Agent or any Lender may, under applicable law, proceed to realize its benefits under any of the Loan Documents giving Agent or such Lender a Lien upon any Collateral, whether owned by any Borrower or by any other Person, either by judicial foreclosure or by non-judicial sale or enforcement, Agent or any Lender may, at its sole option, determine which of its remedies or rights it may pursue without affecting any of its rights and remedies under this Section 12. If, in the exercise of any of its rights and remedies, Agent or any Lender shall forfeit any of its rights or remedies, including its right to enter a deficiency judgment against any Borrower or any other Person, whether because of any applicable laws pertaining to "election of remedies" or the like, each Borrower hereby consents to such action by Agent or such Lender and waives any claim based upon such action, even if such action by Agent or such Lender shall result in a full or partial loss of any rights of subrogation which each Borrower might otherwise have had but for such action by Agent or such Lender. Any election of remedies which results in the denial or impairment of the right of Agent or any Lender to seek a deficiency judgment against any Borrower shall not impair any other Borrower's obligation to pay the full amount of the Obligations. In the event Agent or any Lender shall bid at any foreclosure or trustee's sale or at any private sale permitted by law or the Loan Documents, Agent or such Lender may bid all or less than the amount of the Obligations and the amount of such bid need not be paid by Agent or such Lender but shall be credited against the Obligations. The amount of the successful bid at any such sale, whether Agent, Lender or any other party is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this Section 12, notwithstanding that any present or future law or court decision or ruling may have the effect of reducing the amount of any deficiency claim to which Agent or any Lender might otherwise be entitled but for such bidding at any such sale.

         12.6. Limitation. Notwithstanding any provision herein contained to the contrary, each Borrower's liability under this Section 12 (which liability is in any event in addition to amounts for which such Borrower is primarily liable under Section 1) shall be limited to an amount not to exceed as of any date of determination the greater of:

                  (a) the net amount of all Loans advanced to any other Borrower under this Agreement and then re-loaned or otherwise transferred to, or for the benefit of, such Borrower; and

                  (b) the amount which could be claimed by Agent and Lenders from such Borrower under this Section 12 without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law after taking into account, among other things, such Borrower's right of contribution and indemnification from each other Borrower under Section 12.7.

         12.7. Contribution with Respect to Guaranty Obligations.

                  (a) To the extent that any Borrower shall make a payment under this Section 12 of all or any of the Obligations (other than Loans made to that Borrower for which it is primarily liable) (a "Guarantor Payment") which, taking into account all other Guarantor Payments then previously or concurrently made by any other Borrower, exceeds the amount which such Borrower would otherwise have paid if each Borrower had paid the aggregate Obligations satisfied by such Guarantor Payment in the same proportion that such Borrower's "Allocable Amount" (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Borrowers as determined immediately prior to the making of such Guarantor Payment, then, following indefeasible payment in full in cash of the Obligations and termination of the Commitments, such Borrower shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Borrower for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.

                  (b) As of any date of determination, the "Allocable Amount" of any Borrower shall be equal to the maximum amount of the claim which could then be recovered from such Borrower under this Section 12 without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.

                  (c) This Section 12.7 is intended only to define the relative rights of Borrowers and nothing set forth in this Section 12.7 is intended to or shall impair the obligations of Borrowers, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Agreement, including
         Section 12.1. Nothing contained in this Section 12.7 shall limit the liability of any Borrower to pay the Loans made directly or indirectly to that Borrower and accrued interest, Fees and expenses with respect thereto for which such Borrower shall be primarily liable.

                  (d) The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Borrower to which such contribution and indemnification is owing.

                  (e) The rights of the indemnifying Borrowers against other Credit Parties under this Section 12.7 shall be exercisable upon the full and indefeasible payment of the Obligations.

         12.8. Liability Cumulative. The liability of Borrowers under this
Section 12 is in addition to and shall be cumulative with all liabilities of each Borrower to Agent and Lenders under this Agreement and the other Loan Documents to which such Borrower is a party or in respect of any Obligations or obligation of the other Borrower, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

         12.9. Subordination.

                  (a) Each Credit Party executing this Agreement covenants and agrees that the payment of all indebtedness, principal, interest (including interest which accrues after the commencement of any case or proceeding in bankruptcy, or for the reorganization of any Credit Party), fees, charges, expenses, reasonable attorneys' fees and any other sum, obligation or liability owing by any other Credit Party to such Credit Party, including any intercompany trade payables or royalty or licensing fees (collectively the "Subordinated Obligations"), is subordinated, to the extent and in the manner provided in this Section 12.9, to the prior payment in full of all Obligations (herein, the "Senior Obligations") and that the subordination is for the benefit of the Agent and the Lenders, and Agent may enforce such provisions directly.

                  (b) Each Credit Party executing this Agreement hereby (i) authorizes Agent to demand specific performance of the terms of this
         Section 12.9 whether or not any other Credit Party shall have complied with any of the provisions hereof applicable to it, at any time when such Credit Party shall have failed to comply with any provisions of this Section 12.9 which are applicable to it and (ii) irrevocably waives any defense based on the adequacy of a remedy at law, which might be asserted as a bar to such remedy of specific performance.

                  (c) Upon any distribution of assets of any Credit Party in any dissolution, winding up,. liquidation or reorganization (whether in bankruptcy, insolvency or receivership proceedings or upon an assignment for the benefit of creditors or otherwise):

                           (i) The Agent and Lenders shall first be entitled to
                  receive payment in full in cash of the Senior Obligations before any Credit Party is entitled to receive any payment on account of the Subordinated Obligations.

                           (ii) Any payment or distribution of assets of any
                  Credit Party of any kind or character, whether in cash, property or securities, to which any other Credit Party would be entitled except for the provisions of this Section 12.9, shall be paid by the liquidating trustee or agent to other Person making such payment or distribution directly to the Agent, to the extent necessary to make payment in full of all Senior Obligations remaining unpaid after giving effect to any concurrent payment or distribution or provisions therefor to the Agent and Lenders.

                           (iii) In the event that notwithstanding the foregoing
                  provisions of this Section 12.9, any payment or distribution of assets of any Credit Party of any kind or character, whether in cash, property or securities, shall be received by any other Credit Party on account of the Subordinated Obligations before all Senior Obligations are paid in full, such payment or distribution shall be received and held in trust for and shall be paid over to the Agent for application to the payment of the Senior Obligations until all of the Senior Obligations shall have been paid in full, after giving effect to any concurrent payment or distribution or provision therefor to the Agent and Lenders.

                  (d) No right of the Agent and Lenders or any other present or future holders of any Senior Obligations to enforce the subordination provisions herein shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of any Credit Party or by any act or failure to act, in good faith, by any such holder, or by any noncompliance by any Credit Party with the terms hereof, regardless of any knowledge thereof which any such holder may have or be otherwise charged with.